Exhibit 10.4

THIRD AMENDMENT TO OFFICE LEASE

This THIRD AMENDMENT TO OFFICE LEASE (this "Third Amendment") made this ___ day of March, 20 16 ("Execution Date"), by and between TR DEERFIELD OFFICE LLC, a Delaware limited liability company ("Landlord"), and SURGICAL CARE AFFILIATES, LLC, a Delaware limited liability company ("Tenant").

WHEREAS, Landlord and Tenant entered into that certain Standard Office Lease dated as of May 10, 2010 (the "Original Lease"), as amended by that certain First Amendment to Lease dated April 13, 2011 (the "First Amendment") and as further amended by that certain Second Amendment to Lease dated August 22, 2013 (the "Second Amendment", collectively the "Lease") under which Landlord demised to Tenant the premises containing a total of 7,526 rentable square feet located in Suites 250 and 255 on the second (2nd) floor (the "Existing Premises") of the building located at 520 Lake Cook Road, Deerfield, Illinois (the "520 Building") of the project known as Corporate 500 Centre, consisting of 500 Lake Cook Road, 510 Lake Cook Road, 520 Lake Cook Road and 540 Lake Cook Road, located in Deerfield, Illinois (the "Project"), as more particularly set forth in the Lease.

WHEREAS, Landlord and Tenant desire to provide for a relocation of Tenant from the Existing Premises to New Premises located at 510 Lake Cook Road, Deerfield, Illinois (the "510 Building"), an extension of the Term of the Lease, a modification of the rent due under the Lease and amend certain provisions of the Lease, as more particularly set forth in this Third Amendment.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the mutual agreements set forth in the Lease, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant have agreed, and hereby agree that the Lease is amended as follows:

1. Recitals Incorporated. The Recitals set forth above are hereby incorporated by this reference and shall be deemed terms and provisions hereof with the same force and effect as if fully set forth in this Section 1.

2. Defined Terms. As used in this Third Amendment, the following terms shall have the respective meanings indicated below:

(a) "Relocation Premises" shall mean the premises on the fourth (41h) floor of the 510 Building containing approximately 28,410 rentable square feet known as Suite 410 and shown on the plan attached hereto as Exhibit A;

(b) "Relocation Commencement Date" shall mean the date that is the earlier to occur of (i) the date that Tenant's Work is Substantially Completed (as such terms are defined in Exhibit B, the Workletter, described in Section 7) which is estimated to be June 1, 2016, or (ii) the date that Tenant takes occupancy of the Relocation Premises for the purpose of conducting business therefrom; provided that such date shall be no later than October 31, 2016;

(c) "Relocation Delivery Date" shall mean the date that Landlord delivers the Relocation Premises to Tenant, which shall be the date following the Execution Date;

(d) "Relocation Term" shall mean a period of approximately one hundred thirty (130) months commencing on the Relocation Commencement Date and expiring on the last day of the calendar month that is one hundred thirty (130) full calendar months after the Relocation Commencement Date (the "Relocation Expiration Date"); and

(e) "Tenant's Proportionate Share" as defined in the Lease is as of the Relocation Commencement Date amended to be 4.25%.

Capitalized terms which are not otherwise defined herein shall be deemed to have the same meanings herein as are ascribed to such terms in the Lease. All references herein to "Lease" shall be deemed to be references to the Lease, as amended hereby.

3. Substitution of Relocation Premises; Termination of Lease of existing Premises. Tenant shall vacate and will yield up to Landlord possession of the Existing Premises in accordance with all applicable provisions of the Lease and this Third Amendment within ten (10) days following the Relocation Commencement Date. Upon the later of (a) the date of delivery of the Existing Premises to Landlord by Tenant in accordance with the provisions hereof (the "Give Back Date") or (b) the Relocation Commencement Date, (i) the Premises under the Lease shall then be amended so that the "Premises" shall consist of the Relocation Premises in place of the Existing Premises (ii) the Building under the Lease shall then be amended so that the "Building" shall be the 510 Building in place of the 520 Building and (iii) Tenant's obligations under the Lease with respect to the Existing Premises shall be terminated, except to the extent that such obligations are intended to survive the expiration or termination of the Lease.

4. Temporary Space. Notwithstanding any other provision of the Lease, on or before March 21, 2016 (the "Access Date"), Landlord shall make available to Tenant and Tenant

)shall have the right to occupy 3,478 rentable square feet in Suite 160 on the first (1st )

floor of the

building of the Project located at 540 Lake Cook Road, Deerfield, Illinois  (the "Temporary Space"), as depicted on Exhibit A-1, for the Temporary Occupancy Period (as hereinafter defined), which Temporary Space shall be available for use by Tenant during the period of construction of the Relocation Premises. The Temporary Space shall be delivered in its "as-is" condition and Tenant shall be responsible at its cost for the installation of any telephone or data wiring or cables in the Temporary Space; provided that Tenant shall not be obligated to, nor have the right to, make any other installations, alterations, additions or changes to the Temporary Space. To the extent that Tenant installs any telephone or data wiring or cables in the Temporary Space, Tenant at its cost and expense shall remove such wiring or cables on or before the expiration of the Temporary Occupancy Period and shall repair any damage resulting from such removal. The "Temporary Occupancy Period" shall be defined as the period commencing upon the Access Date and expiring on the date which is six (6) months thereafter; provided that such expiration date shall be adjusted on a day for day basis if Landlord by its improper or wrongful acts causes any delay with regard to Tenant completing Tenant's Work, including if Landlord fails to comply with the time periods for Landlord to approve or disapprove the Plans or any revised Plans as provided in Paragraph 3(c) of the  Workletter. During the Temporary Occupancy Period, all of the terms and conditions of the Lease shall apply as though the Temporary Space were the Relocation Premises, including but not limited to the obligation of Tenant to pay Additional Rent with respect to Direct Costs set forth in Section 3 of the Lease commencing as of the Access Date and the obligations of Tenant set forth in Sections 13 and 14 of the Lease with respect to indemnity, waiver of subrogation and insurance, except that (i) Tenant shall not be obligated to pay Basic Rent, (ii) the Relocation Term  shall not commence until the Relocation Commencement Date, and (iii) the abatement of Rent set forth in Section 5 below shall not commence until the Relocation Commencement Date. In the event that Tenant fails to surrender the Temporary Space to Landlord at the expiration of the Temporary Occupancy Period, Tenant shall be responsible to pay to Landlord rent for the Temporary Space (the "Temporary Space Rent") from and after the expiration of the Temporary Occupancy Period until the date the Tenant surrenders the Temporary Space to Landlord, which Temporary Space Rent shall be payable in accordance with the provisions of the Lease. The Temporary Space Rent shall be a monthly Basic Rent of $20.50 per rentable square foot of the Relocation Premises, plus Additional Rent with respect to Direct Costs attributable to the Temporary Space. Notwithstanding the foregoing, Tenant shall surrender the Temporary Space to Landlord no later than the Relocation Commencement Date.

5. Rental. During the period through the later of (i) the date of delivery of the Existing Premises to Landlord  by Tenant or (ii) the day prior to the Relocation Commencement Date, Tenant shall continue to be responsible to pay to Landlord Basic Rent and Additional Rent with respect to Direct Costs, which shall  be payable in accordance with the provisions of the Lease. On and after the Relocation Commencement Date, Basic Rent due under the Lease shall be increased to the amounts set forth in the following schedule, which shall be payable in accordance with the provisions of the Lease:

BASIC RENT SCHEDULE

Period	Annual Basic Rent	Monthly Basic Rent	Annual Rent Per Sguare Foot
Relocation Commencement Date - Month 12	$582,405.00*	$48,533.75*	$20.50*
Months 13 - 24	$596,965.13*	$49,747.09*	$21.01
Months 25 - 36	$611,889 .25	$50,990.77	$21.54
Months 37 - 48	$627,186.48	$52,265.54	$22.08
Months 49 - 60	$642,866.15	$53,572.18	$22.63
Months 61 - 72	$658,937.80	$54,911.48	$23.19
Months 73 - 84	$675,411.25	$56,284.27	$23.77
Months 85 - 96	$692,296.53	$57,691.38	$24.37
Months 97 - 108	$709,603.94	$59,133.66	$24.98
Months 109 - 120	$727,344.04	$60,612.00	$25.60

Months 121 - 130	$745,527.64	$62,127.30	$26.24

*Notwithstanding anything contained in the Lease to the contrary, provided that an Event of Default has not occurred and is continuing under the Lease, Tenant shall have no obligation to pay Basic Rent or Additional Rent with respect to Direct Costs during (i) the first ten (10) months of the Relocation Term with respect to the entire Relocation Premises and (ii) during the succeeding six (6) months with respect to that portion of the Relocation Premises consisting of 1,672 rentable square feet, being an amount of Basic Rent for such 1.672 rentable square feet of (x) $2,856.33 per month for the last two (2) months of the first twelve (12) months of the Relocation Term and (y) $2,927.39 per month for the first four (4) months of the second twelve (12) months of the Relocation Term, plus an abatement of Additional Rent with respect to Direct Costs with respect to such space (the "Abatement Period"). Tenant shall continue to be responsible for payments of all other amounts due and owing under this Third Amendment during the Abatement Period. However, in the event of an Event of Default by Tenant under the terms of the Original Lease, as hereby amended, beyond any applicable notice and cure periods, which involves a failure by Tenant to pay Rent and/or results in early termination pursuant to the provisions of Section 20 of the Original Lease, then as a part of the recovery set forth in Section 20 of the Original Lease, Landlord shall be entitled to the recovery of any Basic Rent or Additional Rent that was previously abated under the provisions of this Section 5.

During the Term of the Lease, Tenant shall continue to pay as Additional Rent Tenant's Proportionate Share of the Direct Costs together with all other amounts and charges payable by Tenant to Landlord under the Lease. Commencing on the Relocation Commencement Date and continuing through the Relocation Expiration Date, Tenant shall be responsible to pay as Additional Rent Tenant's Proportionate Share as defined in Section 2(e) of this Third Amendment of Direct Costs together with all amounts and charges payable by Tenant to Landlord under the Lease.

6. Condition of Premises. Tenant is in possession of the Existing Premises and accepts the same "as is" without any representations or warranties of any kind, subject to defects or conditions that are the responsibility of Landlord to repair or maintain pursuant to the express provisions of the Lease. Upon the Relocation Commencement Date, Tenant will accept the Relocation Premises "as is" without any representations or warranties of any kind, subject to defects or conditions that are the responsibility of Landlord to repair or maintain pursuant to the express provisions of the Lease. No agreement of Landlord to alter, remodel, decorate, repair or improve the Existing Premises, the Relocation Premises or the Building (or to provide Tenant with any credit or allowance for the same), and no representation regarding the condition of the Existing Premises, the Relocation Premises or the Building, have been made by or on behalf of Landlord or relied upon by Tenant, except as otherwise expressly provided in Section 7 below. Following the Relocation Commencement Date, the parties shall execute a supplemental agreement in the form attached hereto as Exhibit C, Declaration of Relocation Premises Commencement Date. The parties' failure to execute such supplemental agreement shall in no way affect Tenant's obligation to perform under this Third Amendment and the Lease.

7. Tenant Improvements. Landlord agrees that commencing on and after the Execution Date, Tenant shall have the right to perform certain tenant improvements to the Relocation Premises in accordance with the terms and conditions of the Workletter, which is attached hereto as Exhibit B.

8. Security Deposit. Concurrent with the execution of this Third Amendment by Tenant, Tenant shall deliver to Landlord the amount of Forty-Eight Thousand Nine Hundred Ninety-Nine and 90/100 Dollars ($48,999.90) (the "Additional Security Deposit"), which amount is in add ition to the Security Deposit of Twenty-Seven Thousand Four Hundred Twenty Three and 00/100 Dollars ($27,423.00) currently held by Landlord in connection with the Lease (the "Original Security Deposit"), for a total of Seventy-Six Thousand Four Hundred Twenty Two and 90/100 Dollars ($76,422.90) (the "New Security Deposit"). Upon the Landlord's receipt of the Additional Security Deposit, any reference in the Lease to the Security Deposit shall be deemed to mean the New Security Deposit.

9. Parking. Commencing on and after the Relocation Commencement Date and continuing throughout the Term of the Lease, Section 1K, Parking Passes, of the Original Lease as amended by Section 7 of the First Amendment and by Section 8 of the Second Amendment is hereby further amended to provide that Tenant shall lease a total of ninety-one (91) unreserved parking spaces on the surface parking lot of the Project (based upon a ratio of 3.2 parking spaces per 1,000 rentable square feet), which parking spaces shall be free of charge. In connection with the foregoing, Tenant shall have the right to convert up to six (6) of said unreserved parking spaces to lower level executive parking spaces in the parking garage of the 510 Building, subject to availability, upon payment of Landlord's then prevailing parking charges for such reserved spaces, which parking charges  are subject to increase from time to time as determined by Landlord. At any time, Tenant may convert said executive parking spaces in the parking garage of the 510 Building back to unreserved parking spaces on the surface parking lot of the Project. Tenant shall exercise such conversion right upon written notice to Landlord of the exercise thereof. Notwithstanding the foregoing, Landlord acknowledges that Tenant's parki ng requirements may exceed the number of parking spaces and the designated parking ratio for the Project stated herein. In the event that Tenant's required parking exceeds  such number  of parking spaces and such designated parking ratio, Landlord will use commercially reasonable efforts to locate additional parking within the Project to accommodate such excess parking requirements; provided that such additional parking when combined with the ninety-one (91) unreserved parking spaces described above shall not exceed a total of 116 unreserved parking spaces. Such parking will be located in an area determined by Landlord in its sole discretion. As of the Relocation Commencement Date, the second sentence of Section 1K of the Original Lease and also of Section 7 of the First Amendment are hereby deleted and of no further force and effect. Tenant's use of the parking spaces provided herein shall be in accordance with and subject to Section 23 of the Original Lease as amended. In furtherance thereof, Tenant agrees that Landlord shall have the right to monitor and enforce the parking provisions thereof and hereof, including by issuing parking passes, decals, hang tags or parking control mechanisms and that Tenant shall cooperate with Landlord in connection therewith.

10. Balcony. During the Relocation Term, Tenant shall have the right to use the balcony (the "Balcony") adjacent to the Relocation Premises. The square footage of the Balcony is not included within the definition of the Relocation Premises for the purpose of the calculation of Basic Rent or Tenant's Proportionate Share. The Balcony shall be subject to all of the terms and conditions of the Lease, including Section 3 regarding Additional Rent with respect to Direct Costs; Section 9, Repairs and Alterations; Section 13, Indemnity and Section 14, Insurance, provided that Tenant shall not be obligated to pay Rent with respect thereto. In connection with its use of the Balcony, Tenant shall keep the sliding glass doors between the Relocation Premises and the Balcony closed, except for entering or exiting the Balcony. Further, Tenant shall not grill on the Balcony, install any bird feeders, nor materially interfere with the use and occupancy of their premises by other tenants of the Building or Project. Notwithstanding anything contained herein to the contrary, Tenant shall have the right to resurface the Balcony decking, which decking and its installation shall be subject to Landlord's reasonable approval and undertaken by Tenant in accordance with Section 9 of the Original Lease, which will include appropriate warranties with respect thereto. If requested by Landlord at the time of Landlord's approval, Tenant shall remove such decking at the expiration or earlier termination of the Term of the Lease and shall restore the surface of the Balcony to the same or better condition as of the date that such new decking was installed.

11. Right of First Offer.

(a) Tenant shall have a right of first offer to add to the Relocation Premises the First Offered Space as hereinafter defined, subject to the terms and conditions hereinafter set forth. "First Offered Space" shall mean any vacant and available space located on the fourth (4th) floor of the 510 Building.

(b) If during the Relocation Term, First Offered Space  becomes available, then Landlord shall offer to Tenant the right to lease such First Offered Space upon the terms and conditions described herein. Tenant may only exercise the right of first offer described herein if as of the date that Tenant elects to exercise such right pursuant to Tenant's Notice (as hereinafter defined) and as of the commencement date of the term of the lease of the First Offered Space, an Event of Default has not occurred and is continuing under the Lease and further the Lease shall not have theretofore  been assigned, nor has more than 25% of the Relocation Premises been sublet.

(c) Such offer shall be made by Landlord to Tenant in a written notice (the "First Offer Notice") which offer shall designate the space being offered and shall specify the terms for such First Offered Space, which shall be upon the same terms and conditions as set forth in the Lease, except that (a) Landlord shall have no obligation to alter, improve or remodel the First Offered Space, nor to contribute any amount towards tenant improvements and Tenant shall accept such Space in its "as-is" condition unless otherwise specified in the First Offer Notice; (b) the Basic Rent and Additional Rent with respect to Direct Costs for the First Offered Space payable during the proposed term shall equal the rental rate that Landlord intends to offer the First Offered Space to prospective tenants as determined by Landlord in its sole discretion; and (c) the term for the First Offered Space shall be the term that Landlord intends to offer the First Offered Space to prospective tenants as determined by Landlord in its sole discretion, subject to adjustment as provided in Section 1l (d) below. Tenant may accept the offer set forth in the First Offer Notice by delivering to Landlord an unconditional acceptance in writing ("Tenant's Notice") of such offer within ten (10) days after delivery by Landlord of the First Offer

Notice to Tenant. Time shall be of the essence with respect to the giving of Tenant's Notice. If Tenant does not accept (or fails to timely accept) an offer made by Landlord pursuant to the  provisions of this Section with respect to the First Offered Space designated in the First Offer Notice, Landlord may lease the space to a third party in accordance with the terms of the First Offer Notice, provided, however, if Landlord does not lease the First Offered Space to a third party within one hundred eighty (180) days after the date of Tenant's election to not accept (or failure to timely accept) an offer made by Landlord pursuant to the provisions of this Section, then Land lord shall give an additional notice to Tenant reoffering the First Offered Space and Tenant shall have the right to lease the space in accordance with the procedures set forth in this Section. Further to the foregoing, if Landlord proposes to lease the First Offered Space on terms materially more favorable to a third party than disclosed to Tenant in the First Offer Notice, then Landlord shall give an additional notice to Tenant of the revised terms, and Tenant shall have the right to lease the space in accordance with the terms of the revised notice and otherwise in accordance with the procedures set forth in this Section. For purposes hereof, "terms materially more favorable" shall mean terms that result in a change on a net effective basis of five percent (5%) or more (using an eight pe_rcent (8%) discount rate) to the material economic terms regarding the First Offered Space.

(d) Notwithstanding the terms of the First Offer Notice, in the event that Tenant timely accepts the First Offered Space pursuant to the terms of the First Offer Notice and in accordance with the procedures of this Section, the commencement date and the expiration date of the term of the lease of the First Offered Space and of Tenant's obligation to pay Basic Rent and Additional Rent with respect to the First Offered Space shall be adjusted in the lease amendment as reasonably determined by Landlord to provide (i) for deferral of the commencement date from the delivery date to Tenant of the First Offered Space until the earlier of (x) the date of occupancy for the conduct of business of the First Offered Space by Tenant or (y) the date of the expiration of ninety

(90) days from the delivery date to allow Tenant to complete tenant improvements in the First Offered Space and (ii), provided that the remaining term of the Relocation Term will be not less than three (3) years as of the delivery date of the First Offered Space to Tenant, then the term of the lease of the First Offered Space shall expire on the Relocation Expiration Date in lieu of the expiration date set forth in the First Offer Notice, provided further that (x) the amount of rent on a per rentable square foot basis payable to Land lord during the term of the lease of the First Offered Space shall also be adjusted to be not less than the total amount of rent on a per rentable square foot basis that would have been payable to Landlord under the First Offer Notice and to reflect the differences resulting from the term of the Lease of the First Offered Space expiring on the Relocation Expiration Date as compared to the expiration date of such term described in the First Offer Notice and (y) any abatement of rent offered to Tenant and tenant improvement allowances to be given to Tenant or tenant improvement costs incurred by Landlord to the extent described in the First Offer Notice shall be prorated to reflect the reduced term for the First Offered Space.

(e) Tenant must accept all of the First Offered Space offered by Landlord at any one time in a First Offer Notice if Tenant desires to accept any of such First Offered Space and may not exercise its right with respect to only a portion of such space. In connection with the acceptance of the First Offered Space by Tenant for lease, within twenty (20) business days of Tenant's Notice, Landlord and Tenant shall execute a lease amendm,ent prepared by Landlord and reasonably approved by Tenant and reflecting the addition of the First Offered Space to the original Relocation Premises pursuant to the terms and provisions described in the First Offer Notice, with the other terms of the Lease remaining unchanged.

12. Expansion Right.

(a) Tenant shall have a one-time right to add to the Relocation Premises as of the last day of the sixth (6th) year of the Relocation Term the Expansion Space as hereinafter defined, subject to the terms and conditions hereinafter set forth. "Expansion Space" shall mean any vacant and available space consisting of 3,000 - 5,000 rentable square feet and located in the Project, provided that such space shall not be deemed to be "available" if it is subject to the rights of an existing tenant of the Building or of the Project or if an existing tenant has elected to continue in occupancy thereof. Landlord agrees to exercise commercially reasonable efforts to provide space as the Expansion Space which is located within the Building.

(b) If Tenant wishes to exercise the right to expand described herein, then Tenant shall deliver to Landlord a written notice ("Tenant's Notice") with respect thereto no later than twelve (12) months prior to the last day of the sixth (6th) year of the Relocation Term. Within  thirty (30) days of Landlord's receipt of Tenant's Notice, Landlord shall offer to Tenant the right to lease Expansion Space, if any, that will be vacant and available as of the last day of the sixth (61h) year of the Relocation Term upon the terms and conditions described herein. Tenant may only exercise the expansion right described herein if as of the date that Tenant elects to exercise such right pursuant to

Tenant's Acceptance (as hereinafter defined) and as of the commencement date of the term of the lease of the Expansion Space, an Event of Default has not occurred and is continuing under the Lease and further the Lease shall not have theretofore been assigned, nor has more than 25% of the Relocation Premises been sublet.

(c) Such offer shall be made by Landlord to Tenant in a written notice (the "Expansion Notice") which offer shall designate the space being offered and shall specify the terms for such Expansion Space, which shall be upon the same terms and conditions as set forth in the Lease, except that (a) Landlord shall have no obligation to alter, improve or remodel the Expansion Space, nor to contribute any amount towards tenant improvements and Tenant shall accept such Space in its "as-is" condition; (b) the Basic Rent and Additional Rent with respect to Direct Costs for the Expansion Space payable during the proposed term shall equal the Fair Market Rental Rate (as defined in Section 12(e) below) that Landlord intends to offer the Expansion Space to prospective tenants as determined by Landlord in its sole discretion; and (c) the term for the Expansion Space shall be the term that Landlord intends to offer the Expansion Space to prospective tenants as determined by Landlord in its sole discretion. Tenant may accept the offer set forth in the Expansion Notice by delivering to Landlord an unconditional acceptance in writing ("Tenant's Acceptance") of such offer within the period described below after delivery by Landlord of the Expansion Notice to Tenant. Time shall be of the essence with respect to the giving of Tenant's Acceptance. If Tenant does not accept (or fails to timely accept) an offer made by Land lord pursuant to the provisions of this Section with respect to the Expansion Space designated in the Expansion Notice, Landlord shall not have any further obligation to Tenant with respect thereto and Landlord may thereafter lease the space to a third party on such terms and conditions as it shall determine.

(d) Notwithstanding the terms of the Expansion Notice, in the event that Tenant timely accepts the Expansion Space pursuant to the terms of the Expansion Notice and in accordance with the procedures of this Section, the commencement  date and the expiration date of the term of the lease of the Expansion Space and of Tenant's obligation to pay Basic Rent and Additional Rent with respect to the Expansion Space shall be adjusted in the lease amendment as reasonably determined by Land lord to provide (i) for a deferral of the commencement date from the delivery date to Tenant of the Expansion Space until the earlier of (x) the date of occupancy for the conduct of business of the Expansion Space by Tenant or (y) the date of the expiration of ninety (90) days from the delivery date to allow Tenant to complete tenant improvements in the Expansion Space and (ii), provided that the remaining term of the Relocation Term will be not less than three (3) years as of the delivery date of the Expansion Space to Tenant, then the term of the lease of the Expansion Space shall expire on the Relocation Expiration Date in lieu of the expiration date set forth in the Expansion Notice, provided further that (x) the amount of rent on a per rentable square foot basis payable to Landlord during the term of the lease of the Expansion Space shall also be adjusted to be not less than the total amount of rent on a per rentable square foot basis that would have been payable to Landlord under the Expansion Notice and to reflect the differences resulting from the term of the Lease of the Expansion Space expiring on the Relocation Expiration Date as compared to the expiration date of such term described in the Expansion Notice and (y) any abatement of rent offered to Tenant and tenant improvement allowances to be given to Tenant or tenant improvement costs incurred by Landlord to the extent described in the Expansion Notice shall be prorated to reflect the reduced term for the Expansion Space.

(e) Tenant must accept all of the Expansion Space offered by Landlord in the Expansion Notice if Tenant desires to accept any of such Expansion Space and may not exercise its right with respect to only a po1tion of such space. In connection with the acceptance of the Expansion Space by Tenant for lease, within twenty (20) business days of Tenant's Acceptance or the decision of the Appraisal Panel, as the case may be, Landlord and Tenant shall execute a lease amendment prepared by Landlord and reasonably approved by Tenant and reflecting the addition of the Expansion Space to the Relocation Premises pursuant to the terms and  provisions described in the Expansion Notice, with the other terms of the Lease remaining unchanged.

(f) For purposes hereof, the term "Fair Market Rental Rate" shall mean the fair rental, as of the date for which such Fair Market Rental Rate is being calculated, per annum per rentable square foot for comparable space for a comparable term, by reference to comparable space with a comparable use in the Project, and in other buildings comparable to the Building in quality and location in southern Lake County (the "Pertinent Market") (but excluding those leases where the tenant has an equity interest in the property) , where the landlord has had a reasonable time to locate a tenant who rents with the knowledge of the uses to which the Premises can be adapted, and neither landlord nor the prospective tenant is under any compulsion to rent. The Fair Market Rental Rate shall take into account and reflect the rental rates for new tenancies of similar quality properties and size (including tenant improvements and other market concessions), including with respect to a renewal or extension the savings to Tenant resulting from Tenant not having to relocate its operations.

(g) Tenant shall have fifteen (15) days ("Tenant's Review Period") after receipt of Landlord's notice of the Fair Market Rental Rate within which to accept such rental or to object thereto in writing. In the event Tenant fails to accept or reject Landlord's determination of the Fair Market Rental Rate in writing prior to the expiration of Tenant's Review  Period, Tenant shall be deemed to have accepted Landlord's determination and it shall be binding on Tenant. In the event that Tenant objects to Landlord's determination of the Fair Market Rental Rate in writing during Tenant's Review Period, Landlord and Tenant shall attempt to agree upon such Fair Market Rental Rate using their good faith efforts. If Landlord and Tenant fail to reach agreement within fifteen (15) days following the expiration of Tenant's Review Period (the "Outside Agreement Date"), then Landlord and Tenant shall each deliver to the other within five(5) business days of the Outside Agreement Date via personal delivery or overnight messenger service their respective final written determinations of the Fair Market Rental Rate (each determination respectively, "Landlord's Determination" and "Tenant's Determination", and together, the "Determinations"). If Landlord and Tenant do not mutually agree upon the Fair Market Rental Rate within three (3) business days of the delivery of the Determinations, then, the Fair Market Rental Rate shall be submitted to arbitration and determined as follows, each party being bound by its determination and Landlord's Determination and Tenant's Determination establishing the only two choices available to the Appraisal Panel (as hereinafter defined).

(h) Within ten (10) days after the parties exchange the Determinations, the parties shall each appoint an arbitrator who shall be (A) a licensed Illinois real estate broker with at least ten (10) years' experience in leasing commercial office space in buildings similar to the Building in the Pertinent Market immediately prior to his or her appointment and (B) familiar with the rentals then being charged in the  Building and Project and in the comparable buildings. Landlord and Tenant may each appoint the real estate brokers who assisted in shaping Landlord's Determination and Tenant's Determination, respectively, as their respective arbitrators. If either Landlord or Tenant fails to appoint an arbitrator within the ten (10) day period, the Fair Market Rental Rate for the Extension Term shall be deemed to be the Determination of the party who properly selected an arbitrator. Within ten (10) days following their appointment, the two arbitrators so selected shall appoint a third, similarly qualified, independent arbitrator who has not had any prior business relationship with either party (the "Independent Arbitrator").   If an Independent Arbitrator has not been so selected by the end of such ten (10) day period, then either party, on behalf of both, may request such appointment by the local office of the Illinois Association of Realtors or the American Arbitration Association (or any successor thereto). Within five (5) days after the appointment of the Independent Arbitrator, Landlord and Tenant shall submit copies of Landlord's Determination   and   Tenant's   Determination   to the three   arbitrators   (the   "Appraisal

Panel"). The Appraisal Panel shall meet to review the Determinations. Within ten (10) days following their meeting, the Appraisal Panel, by majority vote, shall select either Landlord's Determination or Tenant's Determination of Fair Market Rental Rate for the relevant Term, shall have no right to propose a middle ground or to modify either of the two proposals or the provisions of the Lease, and the Appraisal Panel shall render such decision to Landlord and Tenant within such ten (10) day period. The decision of the Appraisal Panel shall be final and binding upon the parties, and may be enforced in accordance with the provisions of the law of the State of Illinois. In the event of the failure, refusal or inability of any member of the Appraisal Panel to act, a successor shall be appointed in the manner that applied to the selection of the member being replaced. Each party shall pay all of the fees and expenses of the arbitrator designated by each party and shall share equally the fees and expenses of the Independent Arbitrator, and the costs and expenses incident to the proceedings, if any (excluding attorneys' fees and similar expenses of the parties which shall be borne separately by each of the parties).

13. Option to Terminate. Tenant shall have a one-time right to terminate the Lease effective as of the last day of the ninety-fourth (94th) month of the Relocation Term (the "Termination Date"). Tenant shall exercise such right to terminate upon delivery of a written notice thereof to Landlord (the "Termination Notice") given not less than twelve (12) months prior to the Termination Date. In connection with the exercise of the option to terminate provided herein, Tenant shall pay to Landlord a "Termination Fee" which is defined as that amount equal to (a) the unamortized portion of that amount expended by Landlord or given by Landlord as a concession or benefit to Tenant in connection with (i) the Construction Costs, including the Improvement Allowance, described in Exhibit B, the Workletter, (ii) the commissions paid by Landlord to the Brokers, (iii) the amount of abated Rent pursuant to Section 5 hereof, and (iv) the amount of Basic Rent and Additional Rent that would otherwise have been payable with respect to the Existing Premises during the period from the Give Back Date through March 31, 2017, but for the termination of Tenant's obligation to pay such Rent as provided in Section 3, such amortization to be made evenly over the last one hundred twenty (120) months of the Relocation Term (such amortization to be at an annual rate of interest of eight percent (8%)) and (b) three (3) months of Basic Rent and Additional Rent equal to such Rent payable for the month in which such Termination Date occurs. Prior to the Execution Date, Landlord has delivered to Tenant a calculation of the Termination Fee dated March U, 2016 which includes certain adjustments to be made to the Additional Rent portion of the abated Rent described in item (iii) of the foregoing sentence and also to the Rent with respect to the Existing Premises described in item (iv) of the foregoing sentence, which adjustments need to be made based  upon amounts to be determined as of September 30, 2018 (the "Calculation"). The Calculation has been accepted and approved by Tenant. The adjusted amounts described in the Calculation shall be determined by Landlord and provided to Tenant within a reasonable period after said amounts are determined. Tenant shall pay fifty percent (50%) of the Termination Fee to Landlord as of the date of the Termination Notice and such payment shall accompany such Notice. Subsequent to Tenant's payment of the fifty percent (50%) of the Termination Fee, the remaining fifty percent (50%) portion of the Termination Fee shall be payable to Landlord no later than thirty (30) days prior to the Termination Date. In the event that the Termination Fee is not paid at the times stated herein, the option to terminate shall be null and void and of no further force and effect. Tenant may only exercise the option to terminate described herein if at the time Tenant notifies Landlord of the exercise of the option to terminate and as of the Termination

Date an Event of Default has not occurred and is continuing under the Lease. Except as otherwise expressly provided herein, the Termination Notice may not be modified or withdrawn by Tenant after delivery thereof to Landlord. In addition to the payment of the Termination Fee as provided herein, Tenant shall continue to be obligated to pay all Monthly Basic Rent and Additional Rent arising under the Lease through and including the Termination Date. Upon an exercise by Tenant of the right to terminate in accordance with the provisions hereof, the Termination Date shall be deemed to be the Relocation Expiration Date of the Lease. Notwithstanding any other provision hereof, in the event that, during the Relocation Term, the rentable square feet of the Premises (being the Relocation Premises) is increased as a result of Tenant's exercise of the right of first offer set forth in Section 11 or of the expansion right set forth in Section 12 or otherwise, then the Termination Fee set forth herein shall be appropriately increased by Landlord to address any concessions, abatements, construction costs, tenant improvement allowances, brokers' commissions and other relevant costs incurred by Landlord or benefits provided to Tenant with respect to any such expansion consistent with item (a)(i), (ii) and (iii) and item (b) above.

14. Signage.

(a) Landlord shall (i) install at Landlord 's cost and expense a Building standard sign identifying Tenant at the entrance to the  Relocation Premises and (ii) identify Tenant at no cost on any directory sign established by Landlord for the Building in the same manner as the other occupants thereof. Tenant shall not, without Landlord's prior written consent, install, fix or use any other signs or any notice, picture, placard or poster, or any advertising or identifying media which is visible from the exterior of the Relocation  Premises.

(b) Provided that (a) Tenant then occupies a full floor of the Building, (b) an Event of Default has not occurred and is continuing under the Lease, (c) the Lease shall not have theretofore been assigned, nor all or any portion of the Relocation Premises been sublet, and (d) Tenant has received all required governmental approvals and permits, Tenant shall have the non-exclusive right during the Relocation Term and any Extension Term, at Tenant's sole cost and expense, but at no fee or charge for such license (the "Signage License") (i) to have Landlord install standard bu ilding monument signage reflecting Tenant's name ("Tenant's Signage Panel") on the monument sign for the 510 Building (the "Monument") in the position on the Monument determined by Landlord. The exact size, composition, design and installation of the Monument and Tenant's Signage Panel on the Monument shall be subject to Landlord's prior approval, which approval shall not be unreasonably withheld and shall be proportionate in size and placement based on the proportionate share of square footage of all tenants with signage panels on the Monument. In connection with the Signage License granted herein, Tenant shall comply with all laws, codes and ordinances which apply to such signage, including, without limitation, any rules and regulations of Deerfield, Illi nois. Tenant shall be responsible to pay for all of the costs and expenses of the Tenant's Signage Panel including, but not limited to, the costs of design, procurement of governmental approvals and permits, installation, maintenance, repair and removal. With respect to the requirement that Tenant then occupies a full floor of the Building as described in item (a) above, in the event that the requirement that a tenant then leases and occupies a full floor of the building in order to be granted the right by Landlord to Monument signage, which requirement is provided in the lease between Landlord and Jim Beam Brands Co. (another tenant at the  Building) is waived or no longer applicable to Landlord and the Building, then the requirement that Tenant then occupies a full floor of the Building shall be modified to be that Tenant is then occupying no less than 28,000 rentable square feet in the Build ing.

15. Subordination. In connection with Section 17, Subordination, of the Original Lease, Landlord shall make reasonable commercial efforts to obtain from Landlord's lender and deliver to Tenant, within thirty (30) days of the Execution Date, a subordination, non-disturbance and attornment agreement in the form of Exhibit D which is attached hereto (the "SNDA"). Tenant shall be responsible for any costs or fees charged by the lender in connection with the SNDA, including any attorney's fees.

16. Relocation. During the Relocation Term, Landlord shall have the one time right to substitute for the Relocation Premises other premises within the Project (the "New Premises"), provided:

(a)h The New Premises shall be of comparable size and configuration to the Relocation Premises with the same level of finishes, including fresh paint, carpet and millwork, if applicable, and located on the fourth (41) floor or higher in the Building or other building in the Project as the case may be (the "Comparable Space");

(b) the Basic Rent and the Additional Rent with respect to Direct Costs payable under the Lease shall not be increased notwithstanding that such New Premises may contain more rentable square feet than the Relocation Premises and the Relocation Term shall not be required to be extended as a result of such relocation;

(c) Landlord shall pay the reasonable actual out-of-pocket expenses of Tenant for moving from the Relocation Premises to the New Premises, including but not limited to, the  cost of relocating Tenant's  personal property, fixtures, furniture and equipment, the installation of computer and telephone cabling and replacement of business cards, stationery and brochures to the extent that the suite number of the Relocation Premises is reflected therein;

(d) Landlord at its sole cost and expense shall improve the New Premises with tenant improvements and alterations (including but not limited to restrooms and the common areas in the Building) with finishes to the quality which are substantially similar to the Relocation Premises as of the Relocation Commencement Date; and

(e) Landlord shall give Tenant written notice of Landlord's exercise of the right to relocate Tenant to the New Premises (the "Relocation Notice") not less than two hundred seventy (270) days before the relocation date.  The

Relocation Notice shall include a reasonably detailed description of the New Premises. If Landlord exercises its right hereunder, the New Premises shall thereafter be deemed for the purposes of the Lease as the Premises as of the relocation date.

In the event that the New Premises proposed by Landlord do not qualify as Comparable Space as defined in Section 15(a), then Tenant shall have the right to terminate the Lease. Such right shall be exercised by Tenant giving written notice of the exercise thereof to Landlord within ten (10) days of Tenant's receipt of the Relocation Notice, which notice from Tenant shall state a termination date for the Lease that is not more than two hundred seventy (270) days from the date of such notice (the "Termination Date"). In the event that Tenant exercises its right to terminate in accordance with the provisions of this Section, Landlord shall reimburse Tenant for the unamortized portion of that amount of the Construction Costs (as defined in Exhibit B, the Workletter) expended by Tenant in excess of the Improvement Allowance, plus any similar construction costs expended by Tenant in excess of any improvement allowance with respect to any expansions to the Relocation Premises, such amortization to be made evenly over the last one hundred twenty (120) months of the Relocation Term (and to be at an annual rate of interest of eight percent (8%). The amount payable to Tenant by Landlord described herein shall be payable no later than thirty (30) days prior to the Termination Date.

17. Option  to Extend.   Section 8 of the First Amendment is hereby deleted and the following is inserted in lieu thereof:

(a) Provided that an Event of Default has not occurred and is continuing under the Lease, and provided further that the Lease shall not have theretofore been assigned, nor has more than 25% of the Relocation Premises been sublet, Tenant shall have the right, at Tenant's option, to further extend the Relocation Term for two (2) additional periods of five (5) years each (each such additional period being herein referred to as the "Optional Extension Term"). Such option to extend (the "Option to Extend") shall be exercised by Tenant giving written notice of the exercise thereof to Landlord not less than twelve (12) months, nor more than fifteen (15) months before the expiration date of the Relocation Term or the first Optional Extension Term, as the case may be. The Optional Extension Term shall be upon the same terms, covenants,  and conditions as set forth in the Lease with respect to the Relocation  Term, except that (a) Landlord shall have no obligation whatsoever to alter, improve or remodel the Relocation Premises and (b) the Basic Rent and Additional Rent, payable during the Optional Extension Term, if exercised, shall equal then-prevailing Fair Market Rental Rate for the Relocation Premises, as defined in Section 12(e) above. At any time within fifteen twelve (15) months prior to the expiration date of the Relocation Term or the first Optional Extension Term, as the case may be, Tenant may request in writing that Landlord provide Tenant with its determination of the Fair Market Rental Rate for the Relocation Premises which shall apply during the Optional Extension Term and Landlord shall furnish same in writing to Tenant within thiliy (30) days after such request.

(b) In connection with the determination of the Fair Market Rental Rate and the exercise by Tenant of the Option to Extend, Landlord and Tenant shall have the rights and obligations described in Section 12(f) and (g) for purposes of the Option to Extend.

(c) Should the Term of the Lease or the first Extension Term, as the case may be, be extended hereunder, Tenant shall, if required by Landlord, execute an amendment modifying the Lease within twenty (20) business days after Landlord presents same to Tenant, which agreement shall set forth the Basic Rent and Additional Rent with respect to Direct Costs for the Extension Term and the other economic terms and provisions in effect during the Extension Term. Should Tenant fail to execute the amendment (which amendment accurately sets f01th the economic terms and provisions in effect during the Extension Term) within twenty (20) business days after presentation of same by Landlord, time being of the essence, Tenant's right to extend the Term of the Lease or the first Extension Term, as the case may be, shall, at Landlord's sole option, terminate, and Landlord shall be permitted to lease such space to any other person or entity upon whatever terms and conditions are acceptable to Landlord in its sole discretion.

18. Notices. The address for notices to Landlord set forth in Section 30L of the Original Lease is hereby amended by deleting the address for notices to Landlord set  forth therein and substituting the following in lieu thereof:

TR Deerfield Office LLC

c/o Cornerstone Real Estate Advisers LLC 150 S. Wacker Drive, Suite 350

Chicago, Illinois 60606 Attention: Asset Manager

And a copy to:

Holland & Knight LLP

131 S. Dearborn, 30th Floor Chicago, Illinois 60603 Attention:   James T. Mayer

With a copy to:

TR Deerfield Office LLC

c/o Lincoln Property Company 520 Lake Cook Road Deerfield, Illinois 60015 Attention: Property Manager

The address for notices to Tenant set forth in Section 30L of the Original Lease is hereby amended by deleting the address for notices to Tenant set forth therei n and substituting the following in lieu thereof:

Surgical Care Affiliates, LLC

569 Brookwood Village, Suite 901

Birmingham, Alabama 35209 Attention: Legal Services Department

With a copy to:

Surgical Care Affiliates - 510 Lake Cook Road,

Deerfield, IL

c/o Colliers International-Corporate Solutions 301 University Avenue, Suite 100

Sacramento, CA 95825 Surgical.Care@colliers.com

19. Brokers. Landlord and Tenant represent and warrant to each other that they have had no dealings with any real estate broker, finder, commissions or other person entitled to compensation for services rendered in connection with the negotiation or execution of this Third Amendment other than Lincoln Property Company Commercial representing Landlord and Colliers International representing Tenant (the "Brokers"). Landlord shall be responsible for the payment of the commissions to the Brokers pursuant to a separate agreement. Landlord and Tenant each agree to defend, indemnify and hold harmless the other from and against any claim for broker's or finder's fees or commissions made by any entity asserting such claim by, through or under it other than the Brokers.

20. Counterpart. This Third Amendment may be executed in counterparts, each of which shall constitute an original, and all of which, when taken together, shall constitute one and the same instrument.

21. Time is of the Essence. Time is of the essence of this Third Amendment and the Lease and each provision hereof and thereof.

22. Submission of Amendment. Submission of this instrument for examination shall not bind Landlord and no duty or obligation on Landlord  shall arise under this instrument until this instrument is signed and delivered by Landlord and Tenant.

23. Entire Agreement. This Third Amendment and the Lease contain the entire agreement between Landlord and Tenant with respect to Tenant's leasing of the Premises. Except for the Lease and this Third Amendment, no prior agreements or understandings with respect to the Premises shall be valid or of any force or effect.

24. Severabilitv. If any provision of this Third Amendment or the application thereof to any person or circumstance is or shall be deemed illegal, invalid or unenforceable, the remaining provisions hereof shall remain in full force and effect and this Third Amendment shall be interpreted as if such i llegal, invalid or unenforceable provision did not exist herein.

25. Lease In Full Force and Effect. Except as modified by this Third Amendment, all of the terms, conditions, agreements, covenants, representations, warranties and indemnities contained in the Lease remain in full force and effect.

26. Successors and Assigns. This Third Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

27. U.S. Anti-Terrorism Laws and Patriot Act.   Tenant  represents and warrants to, and covenants with, Landlord that neither Tenant nor any of its respective constituent owners or affiliates currently are, or shall be at any time during the Term and Extension Term of the Lease, in violation of any laws relating to terrorism or money laundering (collectively, the "Anti Terrorism Laws"), including  without limitation Executive Order No.   13224 on   Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the "Executive Order") and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the "USA

Patriot Act"). Tenant covenants with Landlord that neither Tenant nor any of its respective constituent owners or affiliates are or shall be during the Term and Extension Term of the Lease, a "Prohibited Person,"  which is defined as follows: (i) a person or entity that is listed in the Annex to, or is otherwise subject to, the provisions of the Executive Order; (ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity with whom Landlord is prohibited from dealing with or otherwise engaging in any transaction by any Anti-Terrorism Law, including without limitation the Executive Order and the USA Patriot Act; (iv) a person or entity who commits, threatens or conspires to commit or support "terrorism" as defined in Section 3(d) of the Executive Order; (v) a person or entity that is named as  a "specially designated national and blocked person" on the then-most current list published by the

U.S.   Treasury   Department   Office   of   Foreign   Assets   Control   at   its   official   website, ht tp ://w ww .treas.gov/ f fi ces/eo tffc/ofac/ cln /t I I scl n.pdf or at any replacement website or other replacement official publication of such list; and (vi) a person or entity who is affiliated with a person or entity listed in items (i) through (v), above. At any time and from time-to-time during the Term and Extension Term of the Lease, Tenant shall  deliver to Landlord, within ten (10) days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Landlord evidencing and confirming Tenant's compliance with this Section.

28. Integration of the Amendment and the Lease.   This Third Amendment and the Lease shall be deemed to be, for all purposes, one instrument.   In the event  of  any conflict between  the terms and provisions of this Third Amendment and the terms and provisions of the Lease,  the terms and provisions of this Third Amendment shall, in all instances, control and prevail.

29. Exculpation. It is understood and agreed expressly by and between the parties hereto, anything herein to the contrary notwithstanding, that each and all of the representations, warranties, covenants, undertakings and agreements made herein or in the Lease on the part of Landlord, while in form purporting to be the representations, warranties, covenants, undertakings and agreements of Landlord, are nevertheless each and every one of them made and intended, not as personal representations, warranties, covenants, undertakings and agreements by Landlord or for the purpose or with the intention of binding Landlord personally, but are made and intended for the purpose only of subjecting Landlord's interest in the Building and the Premises to the terms of this Third Amendment and the Lease and for no other purpose whatsoever, and in case of default hereunder by Landlord, Tenant shall look solely to the interests of Landlord in the Building; that Landlord shall have no personal liability whatsoever to pay any indebtedness accruing hereunder or to perform any covenant, either express or implied, contained herein; and that no personal liability or personal responsibility of any sort is assumed by, nor shall at any time be asserted or enforceable against, said Landlord, individually or personally, on account of any representation, warranty, covenant, undertaking or agreement of Landlord in this Third Amendment or the Lease contained, either express or implied, all such personal liability, if any, being expressly waived and released by Tenant and by all persons claiming by, through or under Tenant.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Third Amendment as of the day and year first above written.

LANDLORD:

TR DEERFIELD OFFICE LLC, a

Delaware limited liability company

By:	Cornerstone Real Estate Advisers LLC, a Delaware limited liability company, its Manager

TENANT:

SURGICAL CARE AFFILIATES,  LLC, a

Delaware limited liability company

B

By:  ______________________________

Name:  ____________________________

Title:  _____________________________

EXHIBIT A RELOCATION PREMISES

-

A-1-1

EXHIBIT A-1

TEMPORARY SPACE

FLOO R PLAN	500
Buildi ng 540 I Suite 160 I 3,478 SF	CORPORATE CENTRE

A-1-1

EXHIBIT B

WORKLETTER

Capitalized terms used herein, unless otherwise defined m this Workletter, shall have the respective meanings assigned to them in the Lease. To the extent any of the terms and conditioned contained herein conflict with the terms and conditions of the Lease, the terms and conditions of this Workletter shall prevail.

For and in consideration of the mutual agreements and covenants contained herein and in the Lease, Landlord and Tenant hereby agree as follows:

1. Landlord's Work. Landlord agrees that, following the Execution Date, Landlord, at its sole cost and expense, shall (i) confirm that all windows and patio doors within the Relocation Premises are functioning properly and sealed, (ii) confirm that the adjacent exterior patios are in good order and repair, and (iii) confirm that all mini blinds are in good order and repair ("Landlord's Work"). In connection with Landlord's Work, Landlord shall use Building Standard (as hereinafter defined) materials and methods, except as otherwise agreed to in writing by Landlord and Tenant. "Building Standard", as used herein, shall mean those brands, materials, finishes, techniques and methods selected by Landlord for the completion of Landlord's Work. In connection with Landlord's Work, Landlord  and Tenant acknowledge and agree that (i) Landlord's Work may be performed at the same time as Tenant's Work and (ii) Landlord and Tenant and their contractors' shall take reasonable commercial efforts to cooperate with each other in connection therewith.

2. Tenant's Work. Tenant, at its cost and expense, subject  to application of the Improvement Allowance (as defined in Paragraph 4(b) hereof), shall perform or cause  to be performed certain work ("Tenant's Work") in the Relocation Premises provided  for in the Plans (as defined in Paragraph 3 hereof) submitted to and approved by Landlord. As part of Tenant's Work, Tenant shall demise the Relocation Premises from the other areas of the fourth (4th) floor so as to create a multi-tenant corridor adjacent thereto. Further, as part of Tenant's Work, to the extent required, Tenant shall (i) demise any other tenants' space from the Relocation Premises,

(ii)provide the necessary meter banks,  (iii) separate the building HVAC system and any other building systems that serve the Relocation Premises such that such systems do not serve any other tenants' space or the common areas, and (iv) refurbish the restrooms on the fourth (4th) floor (north wing) of the Building in accordance with the Plans, which refurbished restrooms shall be in compliance with the ADA. Tenant's Work shall be constructed in a good and workmanlike fashion, in accordance with the requirements set forth herein and in compliance with all applicable laws, ordinances, rules and other governmental requirements. Tenant shall commence the construction of Tenant's Work promptly following completion of the preconstruction activities provided for in Paragraph 3 below and shall diligently proceed with all such construction. Tenant shall coordinate Tenant's Work so as avoid interference with any other work being performed by or on behalf of Landlord and other tenants at the Building.

3. Preconstruction Activities.

(a) Prior to the commencement of Tenant's Work, Tenant shall submit the following information and items to Landlord for Landlord's reasonable review and approval:

(i) a detailed construction schedule containing the major components of Tenant's Work and the time required for each, including the scheduled commencement date of construction of Tenant's Work, milestone dates and the estimated date of completion of construction;

(ii) an itemized statement of the estimated construction cost, including permits and architectural and engineering fees;

(iii) the names and addresses of Tenant's contractors (including the general contractor and such contractors' subcontractors) including any project/construction manager to oversee the construction process to be engaged by Tenant for Tenant's Work ("Tenant's Contractors"). The general  contractor shall be selected by Tenant, subject to Landlord's  reasonable approval as hereinafter provided. Landlord has the right to approve or disapprove Tenant's Contractors. Tenant shall not employ as Tenant's Contractors any persons or entities disapproved by Landlord. If Landlord has affirmatively approved only certain contractor(s) and/or subcontractor(s) from Tenant's list, Tenant shall employ as Tenant's Contractors only those persons or entities so approved. Landlord may, at its election, designate a list of approved contractors for performance of  work involving mechanical, electrical, plumbing or life-safety systems, from which Tenant must select  its contractors for such work. If Tenant  does not use Kent (Landlord's mechanical, electrical and plumbing engineer) or Landlord's life safety contractor, then Tenant shall also be responsible for Landlord's costs and expenses payable to such third parties in connection with Landlord's review of the Plans and rights and responsibilities under this Workletter, which costs shall be deemed to be Construction Costs. Tenant shall let and hold the construction contracts with Tenant's Contractors. In connection with the foregoing, Landlord hereby approves as Tenant's Contractors: Bear Construction, Interior Construction  Group and Leopardo Construction;

(iv) certified copies of insurance policies or certificates of insurance as hereinafter described. Tenant shall not permit Tenant's Contractors to commence work until the required insurance has been obtained and certified copies of policies or certificates have been delivered to Landlord; and

(v) the Plans for Tenant's Work, which Plans shall be subject to Landlord's reasonable approval in accordance with Paragraph 3(c) below.

(b) Tenant will update such information and items by notice to Landlord of any changes.

(c) As used herein, the term "Plans" shall mean full and detailed architectural and engineering plans and specifications covering Tenant's Work (including, without limitation, architectural, mechanical and electrical working drawings for Tenant's Work). The Plans shall be subject to Landlord's reasonable approval and the approval of all local governmental authorities requiring approval, if any and shall be in CAD format. Landlord shall give its approval or disapproval (giving general reasons in case of disapproval) of the Plans within five (5) business days after receipt thereof by Landlord. Landlord agrees not to unreasonably withhold its approval of said Plans; provided, however, that Landlord shall not be deemed to have acted unreasonably if it withholds it consent because, in Landlord's opinion: (i) Tenant's Work is likely to affect adversely Building systems, telecommunications or data transmission equipment or systems, the structure of the Building or the safety of the Building and its occupants, including possible disturbance of any Hazardous Materials; (ii) Tenant's Work would adversely affect Landlord's ability to furnish services to Tenant or other tenants; (iii) Tenant's Work would increase the cost of operating the Building; (iv) Tenant's Work would violate any Laws; (v) Tenant's Work contains or uses Hazardous Materials; (vi) Tenant's Work would adversely affect the appearance of the Building; or (vii) Tenant's Work would adversely affect another tenant's premises. The foregoing reasons, however, shall not be exclusive of the reasons for which Landlord may withhold consent, whether or not such other reasons are similar to or dissimilar from the foregoing. Landlord shall cooperate with Tenant by discussing or reviewing preliminary plans and specifications, at Tenant's request prior to completion of the full, final detailed Plans, in order to expedite preparation of the final Plans and the approval process. If Landlord notifies Tenant that changes are required to the final Plans submitted by Tenant, Tenant shall, within five (5) business days thereafter, submit to Landlord for its approval the Plans as amended in accordance with the changes so required. The Plans shall also be revised, and Tenant's Work shall be changed, to incorporate any work required in the Relocation Premises by any local governmental field inspector. Landlord shall, within five (5) business days, give its approval or disapproval (giving general reasons in case of disapproval) of Tenant's revisions to the final Plans. Landlord's approval of the Plans shall in no way be deemed to be a representation or warranty of Landlord that such Plans are adequate for any use or comply with any applicable laws, ordinances or regulations or other governmental requirements; or be deemed to be an acceptance or approval of any element therein contained which is in violation of any applicable laws, ordinances, regulations or other governmental requirements.

(d) No Work shall be undertaken  or commenced by Tenant in the Relocation Premises until:

(i) the Plans have been submitted to and approved by Landlord;

(ii) all necessary building permits have been obtained by Tenant;

(iii) all required insurance coverages have been obtained by Tenant, but failure of Landlord to receive evidence of such coverage upon commencement of Tenant's Work shall not waive Tenant's obligations to obtain such coverages; and

(iv) items required to be submitted to Landlord prior to commencement of construction of Tenant's Work have been so submitted and have been approved, where required.

4. Cost of Tenant's Work.

(a) Construction  Costs.   All costs of design and construction of Tenant's Work, including, without limitation, the costs of all space planning,   architectural, engineering and mechanical systems planning related thereto, all   governmental and quasi-governmental approvals (including ADA and fire and safety approvals) and permits required therefor, all direct and indirect construction costs, including materials and labor, project management, insurance, bonds and  other   requirements and a construction management fee payable to Landlord as provided in Paragraph 4(e) below (collectively, "Construction Costs"), shall be paid by Tenant, subject, however, to the application of the Improvement Allowance described in Paragraph 4(b) below, not previously disbursed pursuant to this Workletter (the "Available Allowance").

(b) Improvement Allowance. Provided that Tenant is not then in default under this Workletter or the Lease beyond the expiration of any applicable notice and grace periods, Landlord agrees to provide to Tenant an allowance (the "Improvement Allowance") in the amount of One Million Four Hundred Forty-Five  Thousand Six Hundred Eighty Dollars ($1,445,680.00) representing approximately Fifty and 89/100 Dollars ($50.89) per rentable square foot of the Relocation Premises, to be applied to the Construction Costs. If the costs of Tenant's Work exceeds the Improvement Allowance, Tenant solely shall have responsibility for the payment of such Excess Costs (as hereinafter defined). The Construction Costs shall be paid by Landlord to the extent of, and shall be deducted by Landlord from, the Available Allowance, as provided in Paragraph 4(c) below. Any unused portion of the Improvement Allowance that is not expended or applied towards Construction Costs in accordance with the terms hereof on or before March 31, 2017 will be deemed waived by Tenant and Landlord shall have no further obligation with respect thereto.

(c) Procedure for Payment.

(i) Periodically after completion of a portion of Tenant's Work, and no more than one time in any consecutive thirty (30) day period, Tenant may submit to Landlord a payment request (the "Payment Request") for the Construction Costs of Tenant's Work incurred and not previously paid by Landlord and the respective amounts of such payments, which Payment Request shall be accompanied by the following (collectively referred to as the "Accompanying Documentation"):

(A) a statement in writing under oath signed by Tenant and Tenant's architect or project manager stating the various contracts entered into by Tenant for Tenant's Work and with respect to each: the total contract price of all labor, work, services and materials; the amounts theretofore   paid   thereon;   the   amount   requested   for   the   current

disbursement; the balance due for such labor, work, services and materials, after payment of the current disbursement, to complete Tenant's Work in accordance with the final Plans and the percentage of the Excess Costs incurred and paid for by Tenant with respect to Tenant's Work as of the date of the Payment Request (the "Excess Cost Percentage");

(B) a written application for payment from each of Tenant's contractors disclosed in the aforesaid sworn Tenant's statement wherein each of Tenant's contractors certifies completion and the cost of that particular portion of Tenant's Work for which payment is requested and further certifies that the cost to complete Tenant's Work remaining to be done under said contract will not exceed the balance due thereunder (without including in such balance any required retainages);

(C) all applications for payment to Tenant's architect and certificate for payment executed by Tenant's architect on American Institute of Architect's form G-702 and G-703;

(D) originals of partial waivers of lien from each of Tenant's contractors and all materialmen and vendors requesting payment covering such requested payment; and

(E) such other documentation reasonably requested by Landlord that is reasonably and customarily required by landlords or lenders in  connection with tenant improvement work performed by tenants.

(ii) Landlord will approve or disapprove the Accompanying Documentation within ten (10) business days of Landlord's receipt thereof. If Landlord disapproves any of the Accompanying Documentation, Landlord shall notify Tenant of the reason therefor.  If disapproved by the Landlord, Tenant shall then revise and resubmit such documentation. Thereafter, to the extent such documentation is approved or resubmitted by Tenant and then approved by Landlord, payment shall be made within thirty (30) days following receipt by Landlord of the Payment Request and the approved Accompanying Documentation. In connection with such Payment Request, Landlord shall pay the amount of the payment request up to the amount of the Improvement Allowance. Notwithstanding the foregoing or any other provision hereof, Landlord shall only pay such Payment Request to the extent approved by Landlord as provided herein and then only up to (x) the amount of that percentage of the Improvement Allowance, which is the same percentage as Tenant's then Excess Cost Percentage, such that Tenant and Landlord shall, respectively, pay for the Construction Costs (for Landlord only up to the amount of the Improvement Allowance) on a "pari passu" basis and (y) the amount of ninety percent (90%) of the Improvement Allowance; provided that the remaining ten percent (10%) of the Improvement Allowance shall be retained by Landlord and shall only be paid upon Tenant's compliance with the requirements of Section 4(c)(iii) below (the "Retainage").

(iii) Upon completion of Tenant's Work, Tenant shall furnish Landlord with evidence reasonably satisfactory to Landlord that all of Tenant's Work has been completed, and paid for, which evidence shall include the Accompanying Documentation set forth above, full scale copies of the final "as-built" plans, detailed breakdown of the total costs of Tenant's Work and final waivers of liens and contractors' affidavits, in such form as may be reasonably required by Landlord, from all parties performing labor or supplying materials or services in connection with Tenant's Work showing that all of said parties have been compensated in full and waiving all liens in connection with the Relocation Premises and the Building. Landlord will approve or  disapprove the Accompanying Documentation within ten (10) business days of Landlord's receipt thereof. If Landlord disapproves any of the Accompanying Documentation, Landlord shall notify Tenant of the reason therefor. If disapproved by the Landlord, Tenant shall then revise and resubmit such documentation. Thereafter, to the extent such documentation is approved or resubmitted by Tenant and then approved by Landlord, payment shall be made within thirty (30) days following receipt by Landlord of the Payment Request and the approved Accompanying Documentation. In connection with such Payment Request, Landlord shall pay the amount of the payment request up to the amount of the Improvement Allowance. Until Landlord has received all of the documentation described in this Section, Landlord shall have no obligation to disburse any portion of the Retainage to Tenant or Tenant's contractors.

(d) Excess Costs. In the event that the Construction Costs exceed the Improvement Allowance (the "Excess Costs"), all of the Excess Costs outstanding upon exhaustion of the Improvement Allowance shall be borne exclusively by Tenant and Tenant agrees to indemnify Landlord from and against any Excess Costs. All amounts payable by Tenant pursuant to this Workletter shall be deemed to be Additional Rent for purposes of the Lease. In connection with the Excess Costs, Tenant shall deposit with Landlord the Letter of Credit as hereinafter defined. Within three (3) business days of the receipt by Tenant of permits from the local governmental authority which allow Tenant to commence the performance of Tenant's Work, and subject to the terms and conditions set forth in this Paragraph, Tenant shall as security for the performance of Tenant's obligations under this Workletter, cause to be delivered via overnight delivery or other verifiable means to Landlord directly from the issuer thereof an unconditional, standby and irrevocable letter of credit (such letter of credit and any amendment or replacement thereof is defined herein as the "Letter of Credit") in favor of Landlord and its successors and assigns, in the amount of One Million Four Hundred Thousand Dollars ($1,400,000.00). The Letter of Credit hereunder and any replacement shall expire no earlier than October 31, 2016, provided that on or before said date (i) Tenant's Work has been completed by said date, (ii) the Excess Costs have been paid for by Tenant, and (iii) the requirements set forth in Section 4(c)(iii) above have been satisfied ("Tenant's Work Completion Date"). In the event that Tenant's Work Completion Date has not occurred by October 31, 2016, then Tenant shall deliver to Landlord in accordance with the procedures described herein, a replacement Letter of Credit in the amount of the Excess Costs then remaining as of said date which have not met the requirements of the foregoing sentence, such replacement Letter of Credit to continue until said requirements have been satisfied. Tenant shall ensure that, at all times after the delivery to Landlord of the Letter of Credit and through Tenant's Work Completion Date, an unexpired Letter of Credit shall be in the possession of Landlord. Failure by Tenant to so  cause to be delivered to Landlord as described herein any replacement Letter of Credit shall entitle Landlord to draw on the then outstanding Letter of Credit and retain the entire proceeds thereof as part of the Letter of Credit under this Lease unless and until Tenant provides Landlord with the required replacement Letter of Credit. The Letter of Credit shall be in form and substance reasonably satisfactory to Landlord. The form of the Letter of Credit attached hereto as Exhibit E is satisfactory to Landlord. If the form of Letter of Credit normally issued by Tenant's financial institution is different than the form of Letter of Credit attached hereto as Exhibit E, Landlord's approval thereof shall not be reasonably withheld provided that such letter of credit is consistent with the terms stated in this Paragraph. Tenant shall bear all costs and expenses related to maintaining the Letter of Credit, including the fees of the financial institution that issues the Letter of Credit. Tenant shall pay for Tenant's Work when required under its contracts for Tenant's Work and shall not permit the Relocation Premises or the Building to become subject to any lien on account of labor, material or services furnished to Tenant. If Tenant fails to pay for Tenant's Work when due and as a result, or otherwise any mechanics' lien is filed in connection with Tenant's Work, then, upon ten (10) business days' prior notice to Tenant and following Tenant's failure to pay or file a bond over such lien within such 10-day period, Landlord may draw against the Letter of Credit such amounts as necessary to pay for that portion of Tenant's Work which Tenant has failed to remove or bond over the lien. Landlord agrees that in the event Tenant has bonded over the lien due to a dispute, Landlord shall not have the right to draw against the Letter of Credit for such amounts in dispute. Except as set forth above, Landlord may draw upon the Letter of  Credit, in whole or in part, and use all or  any part of the draw on the Letter of Credit for the payment of Tenant's Work, including any Excess Costs or other amounts which Landlord may pay or become obligated to pay by reason of such failure, or to compensate Landlord for any loss or damage which Landlord may suffer by reason of such failure. If the Letter of Credit is drawn upon, in whole or in part, Tenant shall within ten (10) days after written demand therefore restore the Letter of Credit to the amount of Excess Costs remaining. Landlord shall not be required to keep the cash proceeds of any draw on the Letter of Credit separate from its general funds, and Tenant shall not be entitled to interest on such cash proceeds. In no event shall the cash proceeds of any draw on the Letter of Credit be considered an advance payment of rent, and in no event shall Tenant be entitled to use such cash proceeds for the payment of rent. The Letter of Credit (or any balance thereof as reduced by any draw thereunder) shall be returned to Tenant within five (5) business days after Tenant's Work Completion Date.

(e) Construction   Ma nagement   Fee.   Within ten (10) days following the date of an invoice, Tenant shall, for supervision and administration of the construction and installation of Tenant's Work, pay Landlord a construction management fee equal to one percent   (1%) of the hard Construction   Costs for Tenant's Work, being the costs of

materials and labor, which may be paid from the unused portion of the Improvement Allowance (if any).

5. Change Orders. All changes to the final Plans requested by Tenant must be approved by Landlord in advance of the implementation of such changes as part of Tenant's Work.

6. Standards of Design and Construction and Conditions of Tenant's Performance. All work done in or upon the Relocation Premises by Tenant shall be done according to the standards set forth in this Paragraph, except as the same may be modified in the Plans approved by or on behalf of Landlord and Tenant.

(a) Tenant's Plans and all design and construction of Tenant's Work shall comply with all applicable statutes, ordinances, regulations, laws, codes and industry standards, including, but not limited to, requirements of Landlord's fire insurance underwriters. Approval by Landlord of the Plans shall not constitute a waiver of this requirement or assumption by Landlord of responsibility for compliance. Where several sets of the foregoing laws, codes and standards must be met, the strictest shall apply where not prohibited by another law, code or standard or an equivalent thereof.

(b) Tenant shall obtain, at its own cost and expense, all required building permits and, when construction has been completed, shall obtain, at its own cost and expense, an occupancy permit for the Relocation Premises, if any, to the extent required, copies of which permits shall be delivered to Landlord.

(c) Tenant's Contractors shall be licensed contractors, possessing good labor relations, capable of performing quality workmanship and working in harmony with Landlord's contractors and subcontractors and with other contractors and subcontractors in the Building. All work shall be coordinated with any other construction or other work in the Building in order not to affect adversely construction work being performed by or for Landlord or its tenants, it being understood that, in the event of any conflict, Landlord and its contractors and subcontractors shall have priority over Tenant and Tenant's Contractors.

(d) Landlord shall have the right, but not the obligation, to perform on behalf of and for the account of Tenant, subject to reimbursement by Tenant, any work (i) which Landlord reasonably deems to be necessary on an emergency basis, (ii) which pertains to structural components, building systems or the general  utility systems for the Building,

(iii) which pertains  to the erection of temporary safety barricades or signs during construction, or (iv) which pertains to patching of Tenant's Work and other work in the Building.

(e) Tenant shall use only new, first-class materials in Tenant's Work, except where explicitly shown otherwise in the Plans approved by Landlord and Tenant. Tenant shall obtain warranties of at least one (1) year's duration from the completion of Tenant's Work against defects in workmanship and  materials on all work performed and equipment installed  in the Relocation Premises as part of Tenant's Work.   Tenant shall

not knowingly permit any liens to be filed in connection with Tenant's Work against the Relocation Premises or the Building.

(f) Tenant and Tenant's Contractors, in performing work, shall not interfere with other tenants and occupants of the Building. Tenant and Tenant's Contractors shall make all efforts and take all steps appropriate to construction activities undertaken in a fully occupied, first-class office building so as not to interfere with the operation of the Building and shall, in any event, comply with all reasonable rules and regulations existing from time to time at the Building. Tenant and Tenant's Contractors shall take all precautionary steps to minimize dust, noise and construction traffic and to protect their facilities and the facilities of others affected by Tenant's Work and to properly police same. Construction equipment and materials are to be kept within the Relocation Premises, and delivery and loading of equipment and materials shall be done at such locations and at such time as Landlord shall reasonably direct so as not to burden the construction or operation of the Building.

(g) Landlord shall have the right to order Tenant or any  of Tenant's Contractors who violate the requirements imposed on Tenant or Tenant's Contractors in performing work to cease work and remove its equipment and employees from the Building.

(h) Charges for any service relating to Tenant's Work (including hoisting and the like) shall be the responsibility of Tenant and shall be paid for by Tenant at Landlord's rates; provided that during the period of construction of Tenant's Work Tenant shall not be charged for the use of the freight elevator, nor  for utilities. With respect to hoisting, the Building does not have any charges for hoisting, except that Tenant shall pay for labor charges for the Building engineer to supervise the hoisting, which charges on an overtime basis are billed at $105 per hour. Tenant will be responsible to pay for the associated Village permit fees for the crane, costs of any repairs and restoration as a result of any damage to landscaping of the Building or to the Building and any trades associated with window removal, etc. Tenant shall have the right to use the freight elevators of the Building after business hours, subject to scheduling by Landlord. Tenant shall arrange and pay for removal of construction debris and shall not place debris in the Building's waste containers.

(i) Tenant shall permit access to the Relocation Premises, and Tenant's Work shall be subject to inspection, by Landlord and Landlord's architects, engineers, contractors and other representatives at all reasonable times during the period in which Tenant's Work is being constructed and installed and following completion of Tenant's Work.

(j) Tenant shall notify Landlord upon completion of Tenant's Work and shall furnish Landlord with such further documentation as may be necessary under Paragraph 3(c) above.

(k) Tenant shall have no authority to deviate from the Plans in performance of Tenant's Work, except as authorized by Landlord and its  designated representative in wntmg. Tenant shall furnish to Land lord "as-built" drawings of Tenant's Work within fifteen (15) business days after completion of Tenant's Work.

(I) Provided the same will not adversely interfere with Tenant's construction activities in the Relocation Premises, nor Tenant's use and occupancy of the Relocation Premises, Landlord shall have the right to run utility lines, pipes, conduits, duct work and component parts of all mechanical and electrical systems where necessary or desirable through the Relocation Premises, to repair, alter, replace or remove the same, and to require Tenant to install and maintain proper access panels thereto.

(m) Tenant shall impose on and enforce all applicable terms of this Workletter Agreement against Tenant's architect and Tenant's Contractors.

7. Insurance and Indemnification.   In addition to any insurance which may be required under the Lease, Tenant shall secure, pay for and maintain or cause Tenant's Contractors to secure, pay for and maintain during the continuance of construction and fixturing work within the Building or Relocation Premises, insurance in the following minimum coverages and limits of liability:

(i) Workers' compensation and employers' liability insurance with limits of not less than $500,000.00, or such higher amounts as may be required from time to time by any employee benefit acts or other statutes applicable where Tenant's Work is to be performed, and in any event sufficient to protect Tenant's Contractors from liability under the aforementioned acts;

(ii) comprehensive or commercial general liability insurance (including   contractors'   protective   liability)   in   an   amount   not   less than

$3,000,000.00 combined single limit, whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof. Such insurance shall provide for explosion and collapse, completed operations coverage and broad form blanket contractual liability coverage and shall insure Tenant's Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others and arising from its operations under the contracts whether such operations are performed by Tenant's Contractors or by anyone directly or indirectly employed by any of them;

(iii) "special form" builder's risk insurance upon the entire Work to the full insurable value thereof. This insurance shall include the interests of Landlord and Tenant (and their respective contractors and subcontractors of any tier to the extent of any insurable interest therein) in Tenant's Work and shall insure against the perils of fire and extended coverage and shall include "all risk" builder's risk insurance for physical loss or damage including, without duplication of coverage, theft, vandalism and malicious mischief. Ifportions of Tenant's Work are stored off the site of the Building or in transit to said site are not covered under said "all risk" builder's risk insurance, then Tenant shall effect and maintain similar property insurance on such portions of Tenant's Work. Any loss insured under said "all risk" builder's risk insurance is to be adjusted with Landlord and Tenant and made payable to Landlord as trustee for the insureds, as their interests may appear.

All pol icies (except Tenant's workers' compensation policy) shall be endorsed to include as additional insured parties Landlord and its beneficiaries, their partners, directors, officers, employees and agents, Landlord's contractors, Landlord's architects, and such additional persons as Landlord may designate. The waiver of subrogation provisions contained in the Lease shall apply to all insurance policies (except Tenant's workers' compensation policy) to be obtained by Tenant pursuant to this Paragraph. The insurance policy endorsements shall also provide that all additional insured parties shall be given thirty (30) days' prior written notice of any reduction, cancellation or nonrenewal of coverage (except that ten (10) days' notice shall be sufficient in the case of cancellation for nonpayment of premium) and shall provide that the insurance coverage afforded to the additional insured parties thereunder shall be primary to any insurance carried independently by said  additional insured parties. Additionally, where applicable, each policy shall contain a cross-liability and severability of interest clause.

Without limitation of the indemnification provisions contained in the Lease, to the fullest extent permitted by law Tenant agrees to indemnify, protect, defend and hold harmless Landlord, Landlord's contractors and Landlord's architects and their partners, directors, officers, employees and agents, from and against all claims, liabilities, losses, damages and expenses of whatever nature arising out of or in connection with Tenant's Work or the entry of Tenant or Tenant's Contractors into the Building and the Relocation Premises, including, without limitation, mechanics' liens or the cost of any repairs to the Relocation Premises or Building necessitated by activities of Tenant or Tenant's Contractors and bodily injury to persons (including, to the maximum extent provided by law, claims arising under the Illinois Structural Work Act) or damage to the property of Tenant, its employees, agents, invitees or licensees or others. It is understood and agreed  that the foregoing indemnity shall be in addition to the insurance requirements set forth above and shall not be in discharge of or in substitution for same or any other indemnity or insurance provision of the Lease.

8. Miscellaneous.

(a) Except as expressly set forth herein or the Lease, Landlord has no agreement with Tenant and has no obligation to do any work with respect to the Relocation Premises.

(b) If Tenant fails to make any payment relating to Tenant's Work as required hereunder, Landlord, at its option, may complete Tenant's Work pursuant to the approved Plans and continue to hold Tenant liable for the costs thereof and all other costs due to Landlord. Tenant's failure to pay any amounts owed by Tenant hereunder when due or Tenant's failure to perform its obligations hereunder shall also constitute a default under the Lease, and Landlord shall have all the rights and remedies granted to Landlord under the Lease for nonpayment of any amounts owed thereunder or failure by Tenant to perform its obligations thereunder.

(c) Notices under this Workletter shall be given in the same manner as under the Lease.

(d) The liability of Landlord hereunder or under any amendment hereto or any instrument or document executed in connection  herewith (including, without limitation, the Lease) shall be limited to and enforceable solely against Landlord's interest in the Building.

(e) The headings set forth herein are for convenience only.

(f) Tenant's Work shall be deemed to be "Substantially Complete" for all purposes under this Workletter and Section 2(b) of the Third Amendment on the date Tenant substantially  completes Tenant's Work in accordance with the Plans, except for those minor incomplete items that do not materially interfere with Tenant's use and occupancy of the Relocation Premises (as determined by Landlord's architect). Iffor any reason Tenant's Work is not Substantially Completed by the scheduled Relocation Commencement Date described in Section 2(b), Landlord shall not be liable for any claims, damages or liabilities in connection therewith or by reason thereof, nor shall the same make the Third Amendment void or voidable.

(g) This Workletter sets forth the entire agreement of Tenant and Landlord regarding Tenant's Work. This Workletter may only be amended if in writing and duly exee,:uted by both Landlord and Tenant.

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EXHIBIT C

DECLARATION OF THE RELOCATION COMMENCEMENT DATE

This Declaration of the Relocation Commencement Date is made as of --------·' 201_,  by  TR  DEERFIELD   OFFICE  LLC,  a  Delaware   limited       liability company ("Landlord"), and SURGICAL CARE AFFILIATES, LLC, a Delaware limited liability company ("Tenant"), who agree as follows:

1. Landlord and Tenant entered into that certain Standard Office Lease dated as of May 10, 2010 (the "Original Lease"), as amended by that certain First Amendment to Lease dated April 13, 2011  (the "First Amendment"), as further amended by that certain Second Amendment to Lease dated August 22, 2013 (the "Second Amendment") and as further amended by that certain Third   Amendment   to   Office   Lease   dated2016 (the "Third Amendment,", collectively the "Lease") under which Landlord demised to Tenant the premises containing 7,526 rentable square feet located in Suites 250 and 255 on the second (2nd) floor (the "Existing Premises") of the building located at 520 Lake Cook Road, Deerfield, Illinois and, in addition thereto, premises containing approximately 28,410 rentable square feet located in Suite 410 on the fourth (4th) floor (the "Relocation Premises") of the building located at 510 Lake Cook Road, Deerfield, Illinois as more particularly set forth in the Lease. All capitalized terms herein are as defined in the Lease.

2. Pursuant to the Lease, Landlord and Tenant agreed to and do hereby confirm the following matters as of the Relocation  Commencement Date of the Relocation Term:

a.	the Relocation Delivery Date of the Lease is 2016;
b.	the Relocation Commencement Date of the Lease is ,· 2016;

c.	the Relocation Expiration Date of the Lease is .

d.	the Give Back Date of the Existing Premises under the Lease is , 2016; and

e.	the surrender date for the Temporary Space under the Lease is , 2016.

3.	Tenant confirms that:

a.	it has accepted possession of the Relocation Premises as provided in the Lease;

b.	Landlord has fulfilled all of its obligations under the Lease as of the date hereof; the Lease is in full force and effect and has not been modified, altered, or amended, except as follows: ; and

c.	there are no set-offs or credits against Rent, and no Security Deposit or prepaid Rent has been paid except as provided by the Lease.

C-1

4. The provisions of this Declaration  of Relocation Commencement Date shall inure to the benefit of, or bind, as the case may require, the parties and their respective successors and assigns, and to all mortgagees of the Building, subject to the restrictions on assignment and subleasing contained in the Lease, and are hereby attached to and made a part of this Lease.

LANDLORD:

TR DEERFIELD OFFICE LLC,

a Delaware limited liability company

By:	Cornerstone Real Estate Advisers LLC, a Delaware limited liability company, its Manager

TENANT:

SURGICAL CARE AFFILIATES, LLC, a

Delaware limited liability company

C-2

EXHIBIT D

This instrument was prepared by and after recording should be returned to:

Voya Investment Management LLC

5780 Powers Ferry Road N.W., Suite 300

Atlanta, Georgia 30327

Attention: Real Estate Legal Department

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT   AGREEMENT

This Subordination, Non-Disturbance and Attornment Agreement (this "Agreement"), dated the _ day of, 2016, is executed by and among Voya Insurance and Annuity Company, an Iowa corporation, with its principal office at c/o Voya Investment Management LLC, 5780 Powers Ferry Road, NW, Suite 300, Atlanta, Georgia 30327 (the "Lender"); Surgical Care Affiliates, LLC, a Delaware limited liability company, with its· principal office at 569 Brookwood Village, Suite 901, Birmingham, Alabama, 35209 (the "Tenant"); and TR Deerfield Office LLC, a Delaware limited liability company, with its principal office at c/o Cornerstone Real Estate Advisers LLC, 150 S. Wacker Dr. Suite 350, Chicago, IL 60606 (the "Borrower" and/or the "Landlord").

RECITALS

WHEREAS, Tenant has entered into a certain Standard Office Lease dated as of May 10, 2010, as amended by that certain First Amendment to Lease dated April 13, 2011, as further amended by that certain Second Amendment to Lease dated August 22, 2013 and as further amended by that certain Third Amendment   to Office Lease dated2016 (collectively the "Lease") with Borrower covering certain premises containing approximately 7,526 rentable square feet designated  as Suites 250 and 255 on the second (2nd) floor (the "Existing Premises") of the building located at 520 Lake Cook Road, Deerfield, Illinois and, in addition thereto, premises containing approximately 28,410 rentable square feet located in Suite 410 on the fourth (41h) floor (the "Relocation Premises") of the building located at 510 Lake

Cook Road, Deerfield, Illinois (collectively, the "Premises"), and commonly known as Corporate500 Centre and being more particularly described on Exhibit A attached hereto (the "Property").

WHEREAS, Borrower has granted a first lien interest in the Property and the Premises to Lender by delivery of that certain Mortgage, Security Agreement, Financing Statement and Fixture Filing dated August 27, 2015 and recorded in the Land Records of Lake County, State of Illinois on August 28, 2015 as File No. 7226338 (the "Mortgage") and an Assignment of Rents and Leases dated August 27, 2015 and recorded in the Land Records of Lake County, State of Illinois on August 28, 2015 as File No. 7226339 (the "Assignment") .

WHEREAS, Tenant desires to be assured of continued possession of the Premises under the terms of the Lease and subject to this Agreement and the terms of the Mortgage and the Assignment.

NOW, THEREFORE, in consideration of the sum of One Dollar ($1.00) by each party in hand paid to the other, the receipt of which is hereby acknowledged, ahd in consideration of the mutual promises, covenants, and agreements herein contained, the parties hereto, intnding to be legally bound hereby, promise, covenant and agree as follows:

1. Subordination. Subject to the terms and conditions of this Agreement, the Lease and all estates, liens and charges therein contained or created thereunder is and shall be subject and subordinate to the lien and effect of the Mortgage and to all renewals, modifications, consolidations, replacements and extensions thereof, to the full extent of the indebtedness secured thereby.

2. Non-Disturbance. In the event Lender takes possession of the Property by a foreclosure of the Mortgage, or takes a deed in lieu of foreclosure, Lender agrees not to affect or disturb Tenant's right to possession of the Premises in the exercise of Lender's rights so long as Tenant is not in default under any of the terms, covenants or conditions of the Lease beyond any applicable notice and cure or grace periods and provided Tenant has not commenced a voluntary case under the Federal Bankruptcy Code, had an order for relief in an involuntary case entered against it or taken any action for the purpose of taking advantage of any law relating to the relief of debtors.

3. Attornment. Tenant hereby agrees that in the event of a foreclosure sale or deed in lieu of foreclosure under the Mortgage, Tenant will and hereby does attom to the foreclosure successor so that the Lease and the relationship of Landlord and Tenant shall exist between such  foreclosure successor and Tenant; provided, however, that if the foreclosure successor is Lender, its successor or assigns, Lender shall not be:

a.

liable for any act or omission of any prior landlord (including the Borrower), except with respect to defaults continuing on the date that such Lender succeeded to Landlord's interest under the Lease, in each case to the extent such Lender received prior written notice detailing such default(s) and an opportunity to cure same pursuant to Section 6 hereof; or

b.

subject to any offsets or defenses which Tenant might have against any prior landlord (including the Borrower), except with respect to defaults continuing on the date that such Lender succeeded to Landlord's interest under the Lease, in each case to the extent such Lender received prior written notice detailing such default(s) and an opportunity to cure same pursuant to Section 6 hereof; Lender acknowledges that its exclusion from liability, offset and defenses set forth in (a) and (b) above shall not apply to actions or omissions of Lender from and after the date it becomes the foreclosure successor; or

c.	bound by any rent or additional rent which Tenant might have paid for more than the current month to any prior landlord (including the Borrower); or

d.	liable for repayment of any security deposit not actually paid to Lender; or

e.

bound by any amendment or modification of the Lease made without Lender's prior written consent that either reduces the term of the Lease, reduces the rental payable by Tenant or imposes greater duties on Landlord under the Lease; or

f.

bound by any provision in the Lease which obligates the landlord thereunder (i) to construct or complete any building or structure or to make any improvements or to perform any other construction work (including any work necessary to prepare the Premises for Tenant's occupancy) or (ii) to pay to Tenant (or permit application against rent due under the Lease for) any reimbursement, credit or allowance for construction or build-out performed by Tenant; or

g.	bound by any purchase option or right of first refusal to purchase the Premises or the Property contained in the Lease, if any, with respect to the Premises or the Property or any part thereof.

Such attornment shall be deemed effective and self-operative without the necessity of executing any further instrument immediately upon the Lender's or foreclosure successor's succession to the interest of Borrower to the Property.

4. Intentionally Deleted.

5. Consent to Assignment of Lease; Payment of Rents. Tenant hereby consents to the Assignment by Borrower to Lender of all of the right, title and interest of Landlord in and to the Lease pursuant to the Assignment.   Tenant is hereby advised that said Assignment includes, among other things, the full and complete assignment by Borrower to Lender of all right, power and privilege of Borrower to direct the party to whom rents and other payments under the Lease are to be paid, which right to direct payment is unconditional and unrestricted and may be exercised by Lender at any time, both before and after the occurrence of any default under the Mortgage. Pursuant to such right to direct payment, Lender hereby directs Tenant, until further notification by Lender, to pay all rents and other amounts payable by Tenant under the Lease to Borrower. Upon request by Lender that Tenant pay all rents and other amounts payable by Tenant under the Lease directly to Lender or any other person, Tenant thereafter shall make all such payments directly to Lender or such other person at the address set forth in such request, unti l further notification by Lender. Borrower hereby releases Tenant from liability for any such rent payments made by Tenant to Lender or such other person pursuant to Lender's request, and agrees that all such payments shall be credited to Tenant under the Lease as if Tenant had made such payments directly to Landlord.

6. Lender Right to Cu re Lease Defaults. If Borrower defaults under the Lease, Tenant shall give written notice to Lender specifying the default and specifying the steps necessary to cure the default, and Lender shall be given the opportunity without undertaking Borrower's obligations to cure such default. Lender shall have thirty (30) days after receipt of such notice to cure such default or cause it to be cured, if Lender elects to do so; provided, however, that in the event Lender has begun action to cure the default, but not completed the same within the thirty (30)

day period, the Tenant agrees that Lender shall be permitted such time as is reasonably necessary to complete curing such default; and provided further, however, that if the default is such that it cannot practically be cured by Lender without taking possession of the Property, Lender shall be permitted such additional time as necessary to acquire possession of the Property by foreclosure or otherwise, in order to cure such default During such cure period, Tenant shall not terminate the Lease or exercise any other remedy thereunder with respect to such default, except for any self-help rights Tenant has under the Lease.

7. No Assumption by Lender. Tenant acknowledges and agrees that Lender has not assumed and does not have any obligation or liability under or pursuant to the Lease by reason of the Mortgage or the Assignment until Lender forecloses the Mortgage or accepts a deed-in-lieu of foreclosure, and then Lender shall be obligated under the Lease subject to the terms of this Agreement.

8. Tenant Covenants. Tenant covenants and agrees with Lender that, without the prior written consent of Lender: (a) Tenant will not pay rent under the Lease more than one calendar month in advance of the accrual thereof; (b) Tenant will not amend or modify the Lease (except as set forth in the Lease to either reduce the term of the Lease, reduce the rental payable by Tenant or impose greater duties on Landlord under the Lease or (by agreement with Borrower) terminate the Lease (except that nothing herein shall limit Tenant's ability to exercise any express rights of termination as set forth in the Lease and Tenant may exercise such express termination rights without the consent of Mortgagee); and (c) Tenant will not assign or pledge the Lease or its rights or obligations thereunder except as expressly permitted in the Lease without Landlord's consent.

9. Notices. Tenant shall mail or transmit copies of all written notices (other than routine notices transmitted in the ordinary course of business) it may give Borrower with respect to the Lease to Lender simultaneously with the delivery or mailing of such notices to Borrower.   All notices or other communications which are required or permitted hereunder to be given to any party shall be in writing and shall be deemed sufficiently given if delivered personally or by registered or certified mail, return receipt requested or by overnight delivery service, to the address of such party specified below, or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein:

If to Lender, to:           Voya Insurance and Annuity Company

c/o Voya Investment Management LLC 5780 Powers Ferry Road, NW, Suite 300 Atlanta, Georgia 30327-4349

Attention: Mortgage Asset Management

If to Tenant, to:

And a copy to:

If to Borrower, to:

10.	Miscellaneous.

Surgical Care Affiliates, LLC

569 Brookwood Village, Suite 901

Birmingham, Alabama   35209 Attention: Legal Services Department

Surgical Care Affiliates - 510 Lake Cook Road,

Deerfield, IL

c/o Colliers International-Corporate Solutions 301 University Avenue, Suite 100

Sacramento, CA 95825 Surgical.Care@colliers.com

TR Deerfield Office LLC

c/o Cornerstone Real Estate Advisers LLC. 150 S. Wacker Dr. Suite 350

Chicago, Illinois 60606 Attention: Asset Management

a.

This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. This Agreement may be executed in any number of counterparts and all of such counterparts shall together constitute one and the same instrument.

b.

Tenant hereby acknowledges and agrees that (i) any foreclosure successor shall have the right to assign its rights and obligations under the Lease to any other person to whom the Property is transferred, and upon such assignment  and assumption such foreclosure successor shall have no further obligation or liability under the Lease, and

(ii) the obligations of any foreclosure successor under the Lease shall not be personal obligations of such foreclosure successor, and recourse on such obligations may be had only against the right, title and interest of such foreclosure successor in and to the Property.

c.

Tenant agrees that, within ten (10) days after receipt of request therefor from Borrower or Lender, Tenant will execute and deliver to Borrower and Lender a tenant estoppel certificate stating that, to the best of the Tenant's knowledge: (a) that the Lease is in full force and effect and has not been amended or modified (or stating any such amendment or modification); (b) Borrower is not in default under the Lease (or if such default exists specifying such default), and Tenant has no offsets, defenses or counterclaims against Borrower (or any prior landlord) under the Lease with respect to the enforcement of Tenant's obligations thereunder (or specifying such matters, if they in fact exist); (c) the date to which the minimum rent and any additional rent or other charges payable under the Lease have been paid; and (d) that Tenant is not in default under the Lease (or specifying any such defau lt or event that does exist, and what action Tenant is taking or proposes to take to cure the same).

d.	This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement under seal as of the day and year first above written.

LENDER:

WITNESS or ATTEST:	VOYA INSURANCE AND ANNUITY COMPANY

By:	Voya Investment Management LLC, as Authorized Agent

By: (SEAL)

Name: ________________

Title: __________________

BORROWER:

WITNESS or ATTEST:	TR DEERFIELD OFFICE LLC

By:	Cornerstone Real Estate Advisers LLC, Its Manager

By:____________________(SEAL)

Name:

Title: __________________

TENANT:

WITNESS or ATTEST:	SURGICAL CARE AFFILIATES, LLC, a Delaware limited liability company

By:                  (SEAL)

Name:

Title:

STATE OF GEORGIA)

) SS. COUNTY OF FULTON)

I, the undersigned, a notary public in and for said County, in the State aforesaid, DO HEREBY   CERTIFY   that, as a of Voya Investment Management LLC, the authorized agent for Voya Insurance and Annuity Company, an Iowa corporation, personally known to me to be the same person whose name is subscribed to the  foregoing instrument as such, appeared before me this day in person   and   acknowledged   that,   as   such, he signed and delivered the said instrument, as his free and voluntary act, and as the free and voluntary act and deed of said company, for the uses and purposes therein set forth.

GIVEN under my hand and official seal this _ day of              , 201  .

Notary Public

My Commission expires:

STATE OF ILLINOIS)

) SS.

COUNTY OF COOK)

I, the undersigned , a notary public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that , as a of Cornerstone Real Estate Advisers LLC, the manager of TR Deerfield Office LLC, a Delaware limited liability company, personally known to me to be the same person whose name is subscribed to the foregoing instrument   as such , appeared before me this day in person   and   acknowledged   that,   as   such he signed and delivered the said instrument, as his free and voluntary act, and as the free and voluntary act and deed of said company, for the uses and purposes therein set forth.

GIVEN under my hand and official seal this _ day of             , 201_.

Notary Public

My Commission expires:                                   _

STATE OF ALABAMA       )

) SS. COUNTY OF JEFFERSON )

I, the undersigned, a notary public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that as a of Surgical Care Affiliates, LLC, a Delaware limited liability company, personally known to me to be the same person whose name is subscribed to the foregoing instrument   as such

--------- ' appeared before me this day in person and acknowledged that, as   such, he signed and delivered the said instrument, as his free and voluntary act, and as the free and voluntary act and deed of said company, for the uses and purposes therein set forth.

GIVEN under my hand and official seal this _ day of                      , 201_.

Notary Public

My Commission expires:

EXHIBIT A

DESCRIPTION OF THE PROPERTY

PARCEL 1:

LOT 1 (EXCEPT THE SOUTH 20 FEET THEREOF) AND LOT 2 IN CORPORATE 500 SUBDIVISION, A SUBDIVISION OF PART OF THE SOUTHWEST 1/4 OF SECTION 33, TOWNSHIP 43 NORTH, RANGE 12, EAST OF THE THIRD PRINCIPAL MERIDIAN, ACCORDING TO THE PLAT THEREOF RECORDED FEBRUARY 4, 1988 AS DOCUMENT 2654632, IN LAKE COUNTY, ILLINOIS.

PARCEL 2:

A PERPETUAL NON-EXCLUSIVE EASEMENT FOR THE BENEFIT OF PARCEL 1, FOR INGRESS AND EGRESS AND UTILITY SERVICES, OVER PUBLIC WALKWAYS, DRIVEWAYS AND ROADWAYS, INCLUDING, BUT NOT LIMITED TO, THE 4 LANE STREET ("MAIN ROAD") BETWEEN LAKE-COOK ROAD AND KATES ROAD AS DESCRIBED IN THE DECLARATION  CREATING SAID EASEMENT RECORDED FEBRUARY 16, 1988 AS DOCUMENT 2657231 AND AMENDED BY SCRIVENER'S AFFIDAVIT RECORDED MAY 20, 1988 AS DOCUMENT 2683813 AND AS AMENDED BY MODIFICATION RECORDED OCTOBER 7, 1991 AS DOCUMENT 3070336, (EXCEPT THEREFROM THAT PART THEREOF FALLING IN PARCEL 1) IN LAKE COUNTY, ILLINOIS.

PARCEL 3:

THE NORTH 217 FEET OF THE SOUTH 267 FEET OF THE WEST 276.18 FEET OF THE EAST 476.18 FEET OF THE SOUTH 788.62 FEET OF THE SOUTH HALF OF THE SOUTHWEST 114 OF SECTION 33, TOWNSHIP 43 NORTH, RANGE 12, EAST OF THE THIRD PRINCIPAL MERIDIAN, (EXCEPTING THEREFROM THE SOUTH 20 FEET THEREOF), IN LAKE COUNTY, ILLINOIS.

PARCEL 4:

EASEMENT FOR PARKING AND INGRESS AND EGRESS FOR THE BENEFIT OF PARCEL 1 - LOT 2 OVER THE SOUTHERLY 15 FEET OF THE FOLLOWING DESCRIBED PROPERTY: THAT PART OF THE SOUTHWEST 1/4 OF SECTION 33, TOWNSHIP 43 NORTH, RANGE 12, EAST OF THE THIRD PRINCIPAL MERIDIAN, DESCRIBED AS FOLLOWS: COMMENCING AT THE SOUTHEAST CORNER OF SAID SOUTHWEST 1/4; THENCE NORTH 90 DEGREES 00 MINUTES 00 SECONDS WEST, A DISTANCE OF 876.18 FEET ALONG THE SOUTH LINE OF SAID SOUTHWEST 114 TO THE NORTHEASTERLY LINE OF THE CHICAGO, MILWAUKEE, ST. PAUL AND PACIFIC RAILROAD; THENCE NORTH 25 DEGREES 09 MINUTES 46 SECONDS WEST, A DISTANCE OF 1,944.80 FEET ALONG THE NORTHEASTERLY LINE OF SAID

RAILROAD TO A POINT ON THE SOUTHEASTERLY LINE OF KATES ROAD; THENCE NORTH 32 DEGREES 28 MINUTES 02 SECONDS EAST,  A DISTANCE OF 69.23 FEET ALONG THE SOUTHEASTERLY LINE OF SAID ROAD TO THE POINT OF BEGINNING; THENCE NORTH 32 DEGREES 28 MINUTES 02 SECONDS EAST A DISTANCE OF

185.48FEET TO A POINT ON THE SOUTH LINE OF SAID KATES ROAD; THENCE SOUTH 89 DEGREES 54 MINUTES 13 SECONDS EAST ALONG SAID SOUTH LINE, A DISTANCE OF 824.12 FEET TO A POINT; THENCE SOUTHWESTERLY ALONG THE ARC OF A CIRCLE HAVINO A RADIUS OF 2,251.83 FEET AND CONVEX NORTHWESTERLY, A DISTANCE OF 215.94 FEET TO A POINT;

THENCE SOUTH 84 DEGREES 36 MINUTES 14 SECONDS WEST ALONG TANGENT, A DISTANCE OF 392.01 FEET TO A POINT; THENCE SOUTHWESTERLY ALONG THE ARC OF A CIRCLE HAVINO A RADIUS OF 634.07 FEET AND CONVEX NORTHWESTERLY, A DISTANCE OF 219.82 FEET TO A POINT; THENCE SOUTH 64 DEGREES 44 MINUTES 24 SECONDS WEST, A DISTANCE OF 118.14 FEET TO THE POINT OF BEGINNING, AS GRANTED BY INSTRUMENT RECORDED DECEMBER 8, 1988 AS DOCUMENT 2747296, (EXCEPT THAT PART THEREOF LYING EAST OF THE WEST LINE OF PARCEL 1 EXTENDED NORTHERLY) IN LAKE COUNTY, ILLINOIS.

COMMON ADDRESS: Corporate 500, 500-540 Lake Cook Road, Deerfield, Illinois 60015 PINS:   16-33-301-009 and 16-33-301-013

D-11

EXHIBIT E

FORM OF LETTER OF CREDIT

IRREVOCABLE STAND BY LETTER OF CREDIT NO.

Date: ------

, 201

BENEFICIARYTR Deerfield Office LLCc/o Cornerstone Real Estate Advisers LLC 150 S. Wacker Drive, Suite 350Chicago, Illinois 60606 Attention: Asset ManagerAPPLICANTSurgical Care Affiliates, LLC Suite 250520 Lake Cook Road Deerfield, Illinois 60015 Attention:

1. By the order of Surgical Care Affiliates, LLC ("Applicant"), we hereby issue in favor of TR Deerfield Office LLC or any succeeding transferee ("Beneficiary") our Irrevocable Standby Letter of Credit No .("Letter   of   Credit")   for   the   amount   of

Dollars ($(the "Maximum Amount").

2. This Letter of Credit is effective immediately and expires at 5:00 p.m. Eastern Time on                    ("Expiration Date").

3. Presentation(s) of draft(s) and certificate(s) to us by the Beneficiary in accordance with this Letter of Credit shall be made at our offices located at JPMorgan Chase Bank, N.A. c/o JPMorgan Treasury Services, 10420 Highland Manor Dr., 4th Fl., Tampa, FL 33610 Att:  Standby Letter of Credit Department.

4. The Beneficiary may make full or multiple partial draws from time to time upon this Letter of Credit in an aggregate amount up to the Maximum Amount, as in effect from time to time. Each such drawing shall be made by presentation to us by the Beneficiary of a certificate and a draft, in the forms, respectively, of Exhibits "E-1" and "E-2" hereto, each duly completed and signed by the Beneficiary.

5. Applicant shall pay all costs of, or in connection with, this Letter of Credit, including any transfer fees. This Letter of Credit cannot be amended, discharged or terminated except by a writing signed by authorized representatives of Beneficiary and the undersigned on or before the Expiration Date.

6. Except as otherwise stated herein, this Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits, 2007  revision, International Chamber of Commerce Publication Brochure No. 600 ("UCP"). As to matters not covered by the UCP and to the extent not inconsistent with the UCP, this  Letter  of Credit shall be  governed by and construed in accordance with the laws of the State of New York.

7.This Letter of Credit sets forth in full the terms of our undertaking, and such terms shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein; and any such reference shall not be deemed to incorporate in this Letter of Credit by reference any document, instrument or agreement.

8.THIS LETTER OF CREDIT IS TRANSFERABLE, BUT ONLY IN ITS ENTIRETY, AND MAY BE SUCCESSIVELY TRANSFERRED. TRANSFER OF THIS LETTER OF CREDIT SHALL BE EFFECTED BY US UPON YOUR SUBMISSION OF THIS ORIGINAL   LETTER   OF   CREDIT,   INCLUDING   ALL   AMENDMENTS,   IF ANY, ACCOMPANIED BY OUR TRANSFER REQUEST FORM DULY COMPLETED AND SIGNED, WITH THE SIGNATURE THEREON AUTHENTICATED BY YOUR BANK. IF YOU WISH TO TRANSFER THE LETTER OF CREDIT, PLEASE CONTACT US FOR THE FORM WHICH WE SHALL PROVIDE   TO YOU UPON YOUR REQUEST. IN ANY EVENT, THIS LETTER OF CREDIT MAY NOT BE TRANSFERRED TO ANY PERSON OR ENTITY LISTED IN OR OTHERWISE SUBJECT TO, ANY SANCTION OR EMBARGO UNDER ANY APPLICABLE RESTRICTIONS. CHARGES AND FEES RELATED TO SUCH TRANSFER WILL BE FOR THE ACCOUNT OF THE APPLICANT

Very truly yours,

[ISSUING BANK, NAME OF SIGNATORY, TITLE]

E-2

EXHIBIT "E-1" CERTIFICATE

(Drawing Certificate)

                     201_

[ISSUING BANK

BRANCH AND ADDRESS]

Re:     Irrevocable Standby Letter of Credit No.          _

The undersigned, a duly authorized representative of the Beneficiary under the above-referenced Letter of Credit, hereby certifies that the Beneficiary is entitled to the sums to be drawn under the Letter of Credit pursuant to that certain Lease dated by  and between Applicant and Beneficiary, as same may have been subsequently amended, modified or assigned.

[Beneficiary]

E-3

EXHIBIT "E-2"

SIGHT DRAFT

Drawn Under Irrevocable Letter of Credit No . ----

                                                                                                 ' 201_

To:[Issuing Bank and Address]

AT SIGHT, Pay to the order of                                _ ("Beneficiary"), the sum of

--------United States Dollars (U.S. $--------

[Beneficiary]

E-4